Exhibit 2

To Shareholders in the United States:

Both parties of the Share Exchange Agreement referred to in this document, Nidec Corporation and Nidec Copal Electronics Corporation, have been incorporated under the laws of Japan. This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.

Securities Code: 6883

June 3, 2014

To: Shareholders of NIDEC COPAL ELECTRONICS CORPORATION

Sho Kikuchi

President

Nidec Copal Electronics Corporation

7-5-25 Nishi-Shinjuku, Shinjuku-ku, Tokyo, Japan

Notice of the 47th Annual General Meeting of Shareholders

Dear Shareholders,

The 47th Annual General Meeting of Shareholders of Nidec Copal Electronics Corporation (“Nidec Copal Electronics” or “the Company”) (hereinafter: the “Meeting”) will be held as indicated below.

You are hereby cordially invited to attend the Meeting.

If you are unable to attend the Meeting, you may exercise your voting rights in writing. Please read the reference documents for the Meeting and, following the instructions described hereinafter, indicate approval or disapproval for each item listed on the enclosed Voting Instruction Card and return the card to us by 5:40 pm on Thursday, June 19, 2014.

1.	Time & Date: 10:00 a.m. on Friday, June 20, 2014

2.	Place:	Century Room, 1st Basement, Hyatt Regency Tokyo
2-7-2 Nishi-Shinjuku, Shinjuku-ku, Tokyo

3.	Agenda:

	Reports:	1.	Business report and consolidated financial statements for the 47th fiscal year (April 1, 2013 to March 31, 2014) and audit report on the consolidated financial statements by the independent auditors and the Board of Corporate Auditors

		2.	Non-consolidated financial statements for the 47th fiscal year (April 1, 2013 to March 31, 2014)

	Proposals:	1.	Approval of Share Exchange Agreement
		2.	Appointment of eight candidates to the Board of Directors
		3.	Appointment of one candidate to the Board of Corporate Auditor

4.	Other matters related to this Notice:

In accordance with relevant laws and regulations and Article 14 of the Company’s Articles of Incorporation, the provisions of the Articles of Incorporation of Nidec Corporation and information on income statements for Nidec Corporation for the latest fiscal year, both of which are reference documents for Proposal 1, are posted on the Company’s Website (http://www.nidec-copal-electronics.com) and are therefore not included in this documents.

If you are attending the Meeting, please hand in the enclosed Voting Instruction Card at the reception desk upon your arrival at the Meeting.

Any changes in the reference documents for the Annual General Meeting of Shareholders, business reports or non-consolidated and consolidated financial statements made prior to the Meeting will be announced by publication on the Company’s Website (http://www.nidec-copal-electronics.com).

[Notice]

Please note that the Company will not be holding a separate reception and information session for shareholders this year.

(Attached Documents)

Business Report

(April 1, 2013 to March 31, 2014)

1.	Status of the Corporate Group

(1)	Business conditions during year under review

1)	Business update and results

During the year under review, the Japanese economy continued to show visible signs of recovery, reflecting a much stronger U.S. economy, the increasing competitiveness of Japanese exports following the depreciation of the yen, and a frontloading of demand ahead of the April 2014 increase in the consumption tax. On the negative side, China faced emerging problems in its shadow banking system, and there were signs of slowing growth in other developing countries. In Europe, meanwhile, economic prospects were dimmed by uncertainty generated by crises related to Greece’s debt and Russian threats to the territorial integrity of Ukraine.

Reflecting healthy demand in sectors such as housing safety, semiconductor manufacturing equipment and medical equipment, consolidated net sales in the fiscal year ended March 31, 2014 reached ¥31,306 million, a year on year increase of 16.5%. Earnings at all levels surpassed previous highs, following the success of earlier restructuring measures. Operating income increased 61.4% to ¥5,288 million, in part reflecting an earnings contribution from the merger with Fujisoku Corporation. This helped to boost operating efficiency and enabled the Company to expand local procurement via its Chinese affiliate JIAXING KENLY PRECISION ELECTRONIC CO., LTD., a move that facilitated a further shift towards in-house production while complementing other restructuring initiatives. As a result of higher operating income coupled with reduced currency translation gains, ordinary income rose 51.2% year on year to ¥5,476 million, and net income climbed 72.4% year on year to ¥4,015 million.

[Results by business segment]

a)	Electronic & Mechanical Components

Healthy sales of components for use in applications related to housing safety, mobile network base stations and electrical industrial equipment contributed to higher segment net sales, which increased 15.3% year on year to ¥13,380 million.

Segment operating income increased 111.2% year on year to ¥2,138 million. This was in part a result of the completion of the merger with Fujisoku Corporation, which boosted earnings by increasing operational efficiency and promoting restructuring of Group operations, including the expansion of local procurement via Chinese affiliate JIAXING KENLY PRECISION ELECTRONIC CO., LTD. The Company is due to complete acquisition of an equity stake in the latter company during the fiscal year ending March 31, 2015.

b)	Sensors

Segment net sales increased 27.0% year on year to ¥3,276 million. This was due to strong sales of components for use in semiconductor manufacturing equipment and medical equipment applications.

Reflecting the growth in sales revenue and activities conducted to cut production costs, segment operating income grew 317.6% year on year to ¥692 million.

c)	Actuators

Segment net sales increased 17.7% year on year to ¥11,931 million as a result of strong sales of components used in amusement machines and medical equipment, among other applications.

Reflecting higher sales revenue and cost-reduction efforts involving moves to change commercial distribution channels and bring more production in-house, segment operating income expanded 9.2% year on year to ¥2,319 million.

d)	Merchandise

Sales of construction equipment and products used in mobile network base stations were healthy, helping to raise segment net sales 7.0% year on year to ¥2,717 million.

Reflecting the growth in sales revenue, segment operating income increased 22.6% year on year to ¥269 million.

Consolidated net sales by business segment

Segment	Amounts (Millions of yen)	Percentage of total (%)
Electronic & Mechanical Components	13,380	42.7
Sensors	3,276	10.5
Actuators	11,931	38.1
Merchandise	2,717	8.7

Total	31,306	100.0

2)	Capital investment

Capital investment in the fiscal year under review totaled ¥834 million. This was primarily related to the installation of production capacity at manufacturing subsidiaries in China, including purchases of manufacturing equipment at NIDEC COPAL ELECTRONICS (ZHEJIANG) CO., LTD. for actuators and at HANGZHOU KEMING ELECTRONICS CO., LTD. for electronic and mechanical components.

3)	Financing investment

Not applicable

4)	Business transfers, spin-offs or demergers

Not applicable

5)	Acceptance of other companies’ business

Not applicable

6)	Succession to rights and obligations related to business of other judicial persons or entities via absorption-type merger or demerger

The Company implemented an absorption-type merger of Fujisoku Corporation, a wholly owned subsidiary of the Company, and assumed all rights and obligations concerning its industrial switch business as of the effective date of October 1, 2013.

7)	Acquisition and disposal of shares, equity stakes or share warrants in other companies

Not applicable

(2)	Assets, profits and losses for the past three fiscal years

Category		Fiscal year ended March 31, 2011	Fiscal year ended March 31, 2012	Fiscal year ended March 31, 2013	Fiscal year ended March 31, 2014
Sales	(Millions of yen)	30,580	29,118	26,865	31,306
Operating income	(Millions of yen)	4,969	4,194	3,277	5,288
Ordinary income	(Millions of yen)	4,896	4,197	3,621	5,476
Net income	(Millions of yen)	2,887	2,706	2,328	4,015
Current net income per share	(Yen)	43.55	40.82	35.12	60.56
Total assets	(Millions of yen)	34,641	35,517	38,684	42,114
Net assets	(Millions of yen)	25,138	27,237	29,551	33,298
Return on equity <ROE>		11.9%	10.4%	8.3%	12.9%

(Note)	Current net income per share is calculated using the average number of shares outstanding after subtracting average number of treasury shares during the respective fiscal year.

(3)	Parent company and key subsidiaries

1)	Relationship with parent company

The parent company is Nidec Corporation, which owns 43,399,400 shares in the Company (equivalent to 65.46% of voting rights).

2)	Significant subsidiaries

Subsidiaries	Capital	Shares held by the Company	Major businesses
NIDEC COPAL ELECTRONICS, INC.	USD 300 thousand	100.0%	Sale of electronic components
NIDEC COPAL ELECTRONICS GmbH	EUR 255 thousand	100.0%	Sale of electronic components
NIDEC COPAL ELECTRONICS KOREA CORP.	KRW 200,000 thousand	80.0%	Sale of electronic components
NIDEC COPAL ELECTRONICS SINGAPORE PTE. LTD.	USD 200 thousand	100.0%	Sale of electronic components
NIDEC COPAL ELECTRONICS (TAIWAN) CO., LTD.	TWD 10,000 thousand	100.0%	Sale of electronic components
NIDEC COPAL ELECTRONICS (SHANGHAI) CO., LTD.	CNY 1,655 thousand	100.0%	Sale of electronic components
NIDEC COPAL ELECTRONICS (ZHEJIANG) CO., LTD.	CNY 135,368 thousand	100.0%	Production of electronic components
HANGZHOU KEMING ELECTRONICS CO., LTD.	CNY 40,021 thousand	80.0%	Sale and production of electronic components
GLOBA SALES CO., LTD.	¥10,000 thousand	100.0%	Sale of electronic components
GLOBA SERVICE, INC.	¥20,000 thousand	100.0%	Logistics of electronic components

(Note)	Fujisoku Corporation is excluded from the key subsidiaries as it was merged by the Company as of October 1, 2013.

(4)	Issues facing the Company

To further strengthen its earnings base, the Corporate Group (“the Group”) plans to accelerate efforts to swiftly implement a broad range of measures aimed at increasing its in-house production ratio, localizing and rationalizing operations, and shifting to more labor-saving processes. At the same time, the Group is taking up the challenge of developing new markets and technologies, based on the concept of eco-friendly, energy-saving, lighter, slimmer and more compact. Another focus is to foster growth by entering new business domains. Going forward, the Group plans to increase corporate value by promoting further development of its global operations, expanding its share of new markets and realizing cost reductions through increased production output.

(5)	Main businesses of the Company (as of March 31, 2014)

The Company’s main businesses are as follows:

Segment	Major products and services	Operations
Electronic & Mechanical Components	Cermet trimmers, rotary coded switches, etc.

Sensors	Pressure transducers, electronic pressure switches, etc.	Production and sale of products

Actuators	Small precision motors, polygon laser scanners, etc.

Merchandise	Potentiometers, encoders, etc.	Procurement and sale of products

(6)	Major business sites and plants (as of March 31, 2014)

1)	Major offices of the Company

Name	Location
Head Office	Shinjuku-ku, Tokyo
Iruma Business Office	Iruma, Saitama
Sano Business Office	Sano, Tochigi
Tajiri Business Office	Osaki, Miyagi
Kawasaki Business Office	Nakahara-ku, Kawasaki, Kanagawa
Tohoku Sales Office	Aoba-ku, Sendai, Miyagi
Higashi-Kanto Sales Office	Matsudo, Chiba
Minami-Kanto Sales Office	Kohoku-ku, Yokohama, Kanagawa
Kita-Kanto Sales Office	Iruma, Saitama
Nagoya Sales Office	Naka-ku, Nagoya
Osaka Sales Office	Yodogawa-ku, Osaka
Nagano Sales Office	Matsumoto, Nagano
Fukuoka Sales Office	Hakata-ku, Fukuoka

2)	Subsidiaries

	Name	Location
Overseas	NIDEC COPAL ELECTRONICS, INC.	California, U.S.A.
	NIDEC COPAL ELECTRONICS GmbH	Hessen, Germany
	NIDEC COPAL ELECTRONICS KOREA CORP.	Seoul, Korea
	NIDEC COPAL ELECTRONICS SINGAPORE PTE. LTD.	SINGAPORE
	NIDEC COPAL ELECTRONICS (TAIWAN) CO., LTD.	Taipei, Taiwan
	NIDEC COPAL ELECTRONICS (SHANGHAI) CO., LTD.	Shanghai, China
	NIDEC COPAL ELECTRONICS (ZHEJIANG) CO., LTD.	Pinghu, Zhejiang, China
	HANGZHOU KEMING ELECTRONICS CO., LTD.	Fuyang, Zhejiang, China
Japan	GLOBA SALES CO., LTD.	Takatsu-ku, Kawasaki, Kanagawa
	GLOBA SERVICE, INC.	Shinjuku-ku, Tokyo

(7)	Employees (as of March 31, 2014)

1)	Employees of the Group

Segment	Number of employees		Increase (decrease) from the end of previous consolidated fiscal year
Electronic & Mechanical Components	170	[26]	(118)	[(34)]
Sensors	90	[28]	(1)	[(3)]
Actuators	1,252	[37]	318	[(1)]
Common in the Group	276	[53]	(67)	[3]
Total	1,788	[144]	132	[(35)]

(Note)	The number of employees is the number at work. The numbers in brackets [ ] represent the average number or increase (decrease) in the number of part-time workers and consigned employees for the year.

2)	Employees of the Company

Segment	Number of Employees		Increase (decrease) from the end of previous fiscal year		Average age	Average years of employment
Male	388	[29]	43	[(6)]	43 years and 6 months	17 years and 11 months
Female	176	[69]	(57)	[(21)]	39 years and 3 months	17 years and 0 months
Total or Average	564	[98]	(14)	[(27)]	42 years and 2 months	17 years and 8 months

(Note)	The number of employees is the number at work. The numbers in brackets [ ] represent the average number or increase (decrease) in the number of part-time workers and consigned employees for the year.

(8)	Major lenders (as of March 31, 2014)

Lender	Balance of borrowings
Nippon Life Insurance Company	¥ 100 million

(9)	Other important matters concerning the current status of the Group

Not applicable

2.	Current status of the Company

(1)	Overview of shares (as of March 31, 2014)

1)	Total number of shares authorized: 200,000,000 shares

2)	Number of shares issued: 66,452,000 shares (including 149,816 treasury shares)

3)	Number of shareholders: 5,333 persons

4)	Major shareholders (top 10 shareholders):

Name of shareholder	Number of shares (Thousands)	Shareholding ratio (%)
Nidec Corporation	43,399	65.5
Shigenobu Nagamori	2,048	3.1
Hideaki Sasaki	1,322	2.0
Nidec Copal Electronics’ client stock ownership	907	1.4
Sumitomo Mitsui Banking Corporation	853	1.3
Nippon Life Insurance Company	782	1.2
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	411	0.6
Japan Trustee Services Bank, Ltd. (Trust account)	379	0.6
The Master Trust Bank of Japan, Ltd. (Trust account)	318	0.5
THE CHASE MANHATTAN BANK, N.A. LONDON SECS LENDING OMNIBUS ACCOUNT	302	0.5

(Notes)	1.	The shareholding ratio is calculated exclusive of treasury stock (149,816 shares).
	2.	The Company owns 8,228 shares (equivalent to 0.0% of voting rights) in Sumitomo Mitsui Financial Group Inc., the holding company of Sumitomo Mitsui Banking Corporation.
	3.	The Company owns 20,510 shares (equivalent to 0.0% of voting rights) in Mitsubishi UFJ Financial Group Inc., the holding company of The Bank of Tokyo-Mitsubishi UFJ, Ltd.

(2)	Matters related to the Company’s share warrants, etc.

Not applicable

(3)	Matters concerning Directors of the Company

1)	Members of the Board of Directors and the Board of Corporate Auditors (as of March 31, 2014)

Title	Name	Responsibilities in the Company and significant concurrent positions outside the Company
Member of the Board and Chairman	Shigenobu Nagamori	Chairman of the Board, President and Chief Executive Officer, Nidec Corporation Member of the Board and Chairman, Nidec-Read Corporation

Representative Director and President	Sho Kikuchi

General Manager, Electric Device Business Unit

Member of the Board and Chairman, HANGZHOU KEMING ELECTRONICS CO., LTD.

Member of the Board and Chairman, NIDEC COPAL ELECTRONICS (SHANGHAI) CO., LTD.

Member of the Board and Chairman, NIDEC COPAL ELECTRONICS (TAIWAN) CO., LTD.

President and Representative Director, NIDEC COPAL ELECTRONICS KOREA CORP.

Representative Director and Chairman, GLOBA SALES CO., LTD.

Member of the Board and Senior Vice President	Akiyoshi Takahashi	General Manager, Mechatronics Products Business Unit General Manager, Business Development Office In charge of QA Office, and Patent Office

Member of the Board and Senior Vice President	Masato Ono	General Manager, Administration Unit

Member of the Board and Vice President	Shigeru Higuchi	General Manager, Sensor Business Division, Electric Device Business Unit

Member of the Board and Vice President	Hideo Morita	General Manager, Actuator Business Division, Mechatronics Products Business Unit Member of the Board and Chairman, NIDEC COPAL ELECTRONICS (ZHEJIANG) CO., LTD.

Member of the Board	Akira Sato	Member of the Board and Executive Vice President, Nidec Corporation Member of the Board, Nidec-Read Corporation

Member of the Board	Yoshihisa Kitao	Vice President, Nidec Corporation Member of the Board, Nidec-Read Corporation

Standing Corporate Auditor	Shigeru Konno

Standing Corporate Auditor	Seiichi Kanai

Corporate Auditor	Tetsuo Inoue	Full-time Outside Audit & Supervisory Board Member, Nidec Corporation Auditor, Nidec-Read Corporation

Corporate Auditor	Kazuhide Akashi	Attorney, Hayabusa Asuka Law Offices Director, Kyodo Public Relations Co., Ltd.

Corporate Auditor	Takaaki Ochiai	Representative, Ochiai Certified Public Accountant Office

(Notes)	1.	Messrs. Akira Sato and Yoshihisa Kitao are Outside Members of the Board.
	2.	Messrs. Tetsuo Inoue, Kazuhide Akashi, and Takaaki Ochiai are Outside Corporate Auditors.
	3.	Corporate Auditor Kazuhide Akashi is a qualified lawyer with appropriate knowledge of the Companies Act.
In accordance with Tokyo Stock Exchange requirements, he is an independent executive officer with no conflict of interest with ordinary shareholders.
	4.	Corporate Auditor Takaaki Ochiai is a qualified certified public accountant with appropriate knowledge of financial and accounting matters.
	5.	Mr. Masato Ono was promoted from Member of the Board and Vice President to Member of the Board and Senior Vice President on June 18, 2013.
	6.	Changes in the offices of members of the Board of Directors and Board of Corporate Auditors during the fiscal year are as follows:
(i) Mr. Yoshihisa Kitao was newly elected as Member of the Board of Directors and Mr. Shigeru Konno and Mr. Takaaki Ochiai were newly elected as Corporate Auditors, at the 46th Annual General Meeting of Shareholders held on June 18, 2013, and assumed offices, respectively.
(ii) On the conclusion of the 46th Annual General Meeting of Shareholders held on June 18, 2013, Member of the Board of Directors Minoru Hasegawa and Corporate Auditor Fumihiko Kawamura retired their positions on the expiry of their respective terms of office, while Corporate Auditor Yotaro Shindo resigned from his position.

2)	Amount of remuneration for Directors and Corporate Auditors

Category	Number of persons to be paid	Amount paid (Millions of yen)
Directors	6	88
Corporate Auditors	6	31
[Of the above, Outside Corporate Auditors]	[3]	[5]
Total	12	119
[Of the above, Outside Directors and Outside Corporate Auditors]	[3]	[5]

(Notes)	1.	The amount paid to members of the Board of Directors does not include the portion of employee salaries for members of the Board of Directors concurrently serving as employees.
	2.	The upper limit of the annual remuneration for members of the Board of Directors was determined as ¥330 million, including ¥30 million for Outside Directors (excluding employee salaries), at the 40th Annual General Meeting of Shareholders held on June 13, 2007.
	3.	The upper limit of the annual remuneration for Corporate Auditors was determined as ¥50 million, including ¥10 million for Outside Corporate Auditors, at the 40th Annual General Meeting of Shareholders held on June 13, 2007.
	4.	The number of the members of the Board of Directors as of March 31, 2014 was eight Directors (including two Outside Directors) and five Corporate Auditors (including three Outside Corporate Auditors). The difference from the numbers stated in the table above is because the later numbers include one member of the Board of Directors and two Corporate Auditors (including one Outside Corporate Auditor) who left office due to retirement at the conclusion of the 46th Annual General Meeting of Shareholders held on June 18, 2013, and because three members of the Board of Directors (including two Outside Directors) and one Outside Corporate Auditor are serving without remuneration.

3)	Matters concerning Outside Members of the Board of Directors and Outside Corporate Auditors

(a)	Status of Outside Members of the Board of Directors and Outside Corporate Auditors concurrently serving at other companies as executives, and the relationship between the Company and such companies

•	Mr. Akira Sato, Member of the Board, serves concurrently at Nidec Corporation as a Member of the Board of Directors and Executive Vice President. The Company has a business relationship, including sales of products, with Nidec Corporation.

•	Mr. Yoshihisa Kitao, Member to the Board of Directors, concurrently serves at Nidec Corporation as Vice President. The Company has a business relationship, including sales of products, with Nidec Corporation.

(b)	Status of Outside Members of the Board of Directors and Outside Corporate Auditors concurrently serving at other companies as Outside Officers, and the relationship between the Company and such companies

•	Mr. Akira Sato, Member of the Board, concurrently serves at Nidec-Read Corporation as Outside Director. There is no special relationship between the Company and Nidec-Read Corporation.

•	Mr. Yoshihisa Kitao, Member of the Board, concurrently serves at Nidec-Read Corporation as Outside Director. There is no special relationship between the Company and Nidec-Read Corporation.

•	Mr. Tetsuo Inoue, Corporate Auditor, concurrently serves at Nidec-Read Corporation as Outside Corporate Auditor. There is no special relationship between the Company and Nidec-Read Corporation.

•	Mr. Kazuhide Akashi, Corporate Auditor, concurrently serves at Kyodo Public Relations Co., Ltd. as Outside Director. There is no special relationship between the Company and Kyodo Public Relations Co., Ltd.

(c)	Principal activities

Title	Name	Principal activities
Member of the Board	Akira Sato	Attended 9 of the 10 meetings of the Board of Directors in the fiscal year ended March 31, 2014, providing advice and opinions to support appropriate and reasonable decision-making by the Board based on his wealth of business experience.

Member of the Board	Yoshihisa Kitao	Attended all 8 meetings of the Board of Directors in the fiscal year ended March 31, 2014 subsequent to his election on June 18, 2013, providing advice and opinions to support appropriate and reasonable decision-making by the Board based on his wealth of business experience.

Corporate Auditor	Tetsuo Inoue	Attended 9 of the 10 meetings of the Board of Directors in the fiscal year ended March 31, 2014, providing advice and opinions to support legal and proper decision-making by the Board from a compliance perspective. Attended 6 of the 7 meetings of the Board of Corporate Auditors in the year ended March 31, 2014, providing input to Board deliberations as necessary.

Corporate Auditor	Kazuhide Akashi	Attended 9 of the 10 meetings of the Board of Directors in the fiscal year ended March 31, 2014, providing the necessary input from his specialist perspective as an attorney to support appropriate and reasonable decision-making by the Board, and providing advice and opinions to reinforce corporate governance. Attended 6 of the 7 meetings of the Board of Corporate Auditors in the year ended March 31, 2014, providing input to Board deliberations as necessary.

Corporate Auditor	Takaaki Ochiai	Attended all 8 meetings of the Board of Directors subsequent to his election on June 18, 2013, providing advice and opinions from his specialist perspective as a CPA to support appropriate and reasonable Board decision-making. Attended all 5 meetings of the Board of Corporate Auditors subsequent to his election on June 18, 2013, providing input to Board deliberations as required.

(d)	Overview of Limited Liability Agreement

In line with the provisions of the Articles of Incorporation and Article 427(1) of the Companies Act, the Company has concluded agreements with Corporate Auditors Kazuhide Akashi and Takaaki Ochiai limiting their respective legal liability for statutory compensation under Article 423(1) of the Companies Act. The limits on compensation in these agreements are the minimum amounts as statutorily prescribed.

(e)	Outside Members of the Board of Directors and Outside Corporate Auditors of the Company received total executive compensation during the fiscal year under review from the parent firm Nidec Corporation and its subsidiaries of ¥47,060 thousand.

(4)	Matters concerning the Company’s Independent Auditor

1)	Name of the Independent Auditor: PricewaterhouseCoopers Kyoto

2)	Remuneration and other compensations for the independent auditor

Total amount of remuneration, etc., to be paid by the Company for the fiscal year ended March 31, 2014:	¥26,000 thousand

Total amount of money and other asset-type remuneration to be paid by the Company and its subsidiaries:	¥26,000 thousand

(Note)	The total amount of remuneration, etc., to be paid by the Company shows the total of all audit fees combined, because, in the audit contracts between the Company and its audit firm, the audit fees for Companies Act-based audits and Financial Instruments and Exchange Law-based audits are not clearly differentiated, nor can they be differentiated in reality.

3)	Policy regarding dismissal or non-reinstatement of the Independent Auditor

The Board of Corporate Auditors shall dismiss or otherwise not reinstate the Independent Auditor if the Board determines that there are suitable grounds for dismissal under Article 340(1) of the Companies Act.

(5)	System for assuring proper business performance

The following provides an outline of the internal systems and rules ensuring that Directors execute their duties in compliance with laws and regulations and the Company’s Articles of Incorporation, and that other corporate duties are executed in an appropriate manner, and actual operations thereof.

1)	System for assuring execution of duties by the members of the Company’s Board of Directors and employees in accordance with laws, regulations and the Company’s Articles of Incorporation

a)	The Company has established internal controls to verify proper execution of business and its results, and make related improvements on an ongoing basis, based on the Company’s “Policy Manual” that includes the corporate philosophy, business organization, business plans, personnel policies, decision-making authority, risk management, compliance system, IT, and auditing. This Policy Manual was formulated based on relevant domestic laws and regulations, the Articles of Incorporation and related rules, and the basic policies on internal controls formulated in March 2005. Applying these internal controls, the Company strives to develop its business activities in a way that increases the reliability of its financial reporting as well as the soundness and efficiency of management.

b)	Based on the “Policy Manual”, to promote the effective implementation of internal controls, the Company has formulated the “Process Controls Manual” governing individual business processes and the “IT Process Controls Manual” governing IT business processes.

c)	The Company has formulated the “Compliance Rules” to clarify compliance systems as part of the “Policy Manual”. The Company has also formulated a more detailed “Compliance Manual” to provide clear conduct guidelines for executive officers, and set up an “internal hotline (whistleblower system)” to provide a process to report compliance violations and initiate corrective action on a timely basis.

d)	The Company has created the Compliance Committee, which is chaired by the Representative Director and President, and the Compliance Office, as the internal function charged with promoting compliance. Besides formulating compliance policies and related measures, the Compliance Committee and the Compliance Office provide guidance and support to all Company’s departments, and put in place necessary systems to assess the compliance status of the Company on an ongoing basis.

e)	The Business Management Audit Office conducts regular audits of the compliance status of the Company.

2)	Storage and management of information related to execution of duties by Directors

Information related to the execution of duties by Members of the Board is recorded based on the authorities stipulated in the “Organizational Basic Rules”. Such information and the documents related to decision-making in the meetings of the Board of Directors and other important meetings shall be properly managed in accordance with the Company’s “Document Management Rules”. The Company shall put in place necessary systems accordingly.

3)	Regulations and other systems governing management of potential losses

a)	The Company has formulated the “Risk Management Rules” aiming to identify and prevent risks that may obstruct the Company’s business activities, respond in case such risks occur, and minimize related damages. Based on the “Risk Management Manual” also created for further detail of related activities, the Company shall strive to permeate those activities throughout the entire organization.

b)	The Company has established the Risk Management Committee, which is chaired by the Representative Director and President, and the Risk Management Office as a body charged with promoting the risk management, while overseeing the promotion of internal risk management practices. Besides determining risk management policies and measures, the Risk Management Committee and the Risk Management Office provide guidance and support for all Company departments in the development of Company-wide risk management activities.

c)	The Business Management Audit Office conducts regular audits of the status of risk management activities of the Company.

4)	System for assuring efficient execution of duties by members of the Board of Directors

a)	With regard to the execution of duties by Members of the Board, the segregation of duties is clearly set out in the Company’s “Organizational Basic Rules” along with the authority details based thereon. By clarifying the individual responsibilities of each member of the Board of Directors an efficient execution of duties shall be ensured.

b)	The meeting of the Board of Directors is held on a regular basis, and the extraordinary meeting of the Board of Directors can be convened as necessary. The meeting of the Management Committee is held once each month.

5)	System for assuring proper operations of the corporate group comprising the Company and its parent company and subsidiaries

a)	As for domestic subsidiaries, the “Policy Manual” established by the Company provides a common set of standards based on which internal controls including the systems for risk management and compliance shall be implemented. In addition, an internal whistleblower system, as it is for the Company, shall be applied to domestic subsidiaries.

b)	With regard to oversee subsidiaries, compliance systems shall be rolled out in consideration of different cultures and customs of the respective countries.

c)	To ensure proper operations in affiliated companies, the Company requires regular reporting of specified important business matters from all affiliated companies based on the “Management Rules for Affiliated Companies.”

d)	The parent company Nidec Corporation has established the Corporate Administration & Internal Audit Department to assure proper business performance and internal control system of the entire Nidec Group and its affiliated companies.

e)	The Business Management Audit Office of the Company conducts regular audits of the operations of subsidiaries to ensure proper business performance.

6)	System concerning employee-related issues and independence from directors of the employees should the Company’s auditors decide to assign employees to assist the Corporate Auditors in fulfilling their duties

a)	If Corporate Auditors ask to place an employee in a position to assist with the Corporate Auditors’ duties, an employee for those duties shall be appointed to a reasonable extent upon consultation with them.

b)	Prior consent of Corporate Auditors shall be obtained with respect to personnel related matters of the respective employee such as personnel transfer and personnel evaluation to ensure their independence from the Members of the Board.

7)	System for members of the Company’s Board of Directors and employees to report to the Corporate Auditors, etc.

a)	To assess the status of the Company’s operations and ensure effective auditing thereof, the Corporate Auditors request reports from Members of Board and employees as required on the status of the execution of duties, and attend important meetings such as the meeting of the Board of Directors and the meeting of the Management Committee.

b)	To promote mutual understanding, Corporate Auditors hold regular discussions with the Representative Director and President on important auditing issues.

(6)	Policy on decisions regarding distribution of surpluses, etc.

The Company views returning profits to shareholders as an important management issue, and makes it a basic policy to maintain a stable dividend based on business performance whilst enhancing efforts to ensure a stable management base and improve the shareholders’ equity ratio. As for retained earnings, the Company intends to utilize them to maintain a stable management base and carry out necessary capital investments and R&D for the ongoing proactive development of the business.

Based on this policy, the Company has declared a final dividend of ¥9.00 per share. Added to the interim dividend of ¥8.00 per share paid on December 6, 2013, this brings total dividend payments for the fiscal year under review to ¥17.00 per share.

Consolidated Balance Sheets

(As of March 31, 2014)

(Thousands of yen)

Amount
Assets
Current assets:	32,425,978
Cash and deposits	13,112,473
Notes and accounts receivable - trade	9,795,909
Merchandise and finished goods	2,669,375
Work in process	1,009,612
Raw materials and supplies	3,312,530
Prepaid expenses	96,717
Deferred tax assets	652,383
Other	1,796,735
Allowance for doubtful accounts	(19,760)
Noncurrent assets:	9,688,807
Property, plant and equipment	7,920,001
Buildings and structures	2,587,622
Machinery, equipment and vehicles	2,991,741
Tools, furniture and fixtures	541,296
Land	1,601,955
Construction in progress	197,385
Intangible assets	272,491
Software	256,432
Other	16,058
Investments and other assets	1,496,315
Investment securities	258,065
Long-term loans receivable	4,431
Net defined benefit asset	35,319
Deferred tax assets	313,809
Other	891,741
Allowance for doubtful accounts	(7,051)

Total assets	42,114,786

Amount
Liabilities
Current liabilities	7,626,571
Notes and accounts payable - trade	5,283,114
Short-term loans payable	100,000
Accounts payable - other	752,676
Income tax payable	411,333
Accrued expenses	422,942
Provision for bonuses	550,049
Other	106,453
Noncurrent liabilities	1,189,759
Net defined benefit liability	1,007,495
Other	182,263
Total liabilities	8,816,330
Net assets
Shareholder’s equity	31,939,419
Capital stock	2,362,050
Capital surplus	2,263,488
Retained earnings	27,351,041
Treasury stock	(37,161)
Total accumulated other comprehensive income	961,198
Valuation difference on available-for-sale securities	78,061
Foreign currency translation adjustment	1,019,978
Remeasurements of defined benefit plans	(136,841)
Minority interests	397,838
Total net assets	33,298,455

Total liabilities and net assets	42,114,786

(Note)	Amounts are rounded down to the nearest thousand yen.

Consolidated Statements of Income

(For the fiscal year ended March 31, 2014)

(Thousands of yen)

	Amount
Net sales		31,306,438
Cost of sales		21,166,483

Gross profit		10,139,954

Selling, general and administrative expenses		4,851,725

Operating losses		5,288,229
Non-operating income
Interest and dividend income	57,330
Rental income from non-current assets	143,551
Insurance income	7,569
Foreign exchange gains	143,388
Other	53,905	405,745
Non-operating expenses
Interest expenses	1,871
Commission fees	18,403
Compensation expenses	22,584
Rental expenses for noncurrent assets	133,284
Joint development costs	15,668
Other	26,078	217,891

Ordinary income		5,476,083

Extraordinary income
Gain on sales of noncurrent assets	42,676
Gain on sales of shares of parent company	57,660
Other	398	100,734
Extraordinary losses
Loss on sales and retirement of noncurrent assets	16,786
Impairment loss	44,534
Other	6,880	68,201

Income before income taxes		5,508,616

Income taxes - current		1,091,994
Income taxes - deferred		276,622

Income before minority interests		4,139,998

Minority interests in income		124,464

Net income		4,015,534

(Note)	Amounts are rounded down to the nearest thousand yen.

Consolidated Statements of Shareholders’ Equity

(For the fiscal year ended March 31, 2014)

(Thousands of yen)

	Shareholders’ equity
	Capital stock	Capital surplus	Retained earnings	Treasury stock	Total shareholders’ equity
Balance at April 1, 2013	2,362,050	2,263,488	24,330,040	(37,161)	28,918,417
Changes of items during the period
Dividends from surplus			(994,532)		(994,532)
Net loss			4,015,534		4,015,534
Purchases of treasury stock				—	—
Net changes of items other than shareholders’ equity
Total changes of items during the period	—	—	3,021,001	—	3,021,001

Balance at March 31, 2014	2,362,050	2,263,488	27,351,041	(37,161)	31,939,419

	Total accumulated other comprehensive income				Minority interests	Total net assets
	Valuation difference on available-for- sale securities	Foreign currency translation adjustment	Remeasure- ments of defined benefit plans	Total accumulated other comprehensive income
Balance at April 1, 2013	2,010	385,371	—	387,382	245,852	29,551,653
Changes of items during the period
Dividends from surplus						(994,532)
Net loss						4,015,534
Purchases of treasury stock						—
Net changes of items other than shareholders’ equity	76,050	634,606	(136,841)	573,815	151,985	725,800
Total changes of items during the period	76,050	634,606	(136,841)	573,815	151,985	3,746,802

Balance at March 31, 2014	78,061	1,019,978	(136,841)	961,198	397,838	33,298,455

(Note)	Amounts are rounded down to the nearest thousand yen.

Notes to the Consolidated Financial Statements

I.	Scope of consolidation and application of the equity method

1.	Scope of consolidation

Consolidated subsidiaries

Number of consolidated subsidiaries: 10

Names of principal consolidated subsidiaries:

NIDEC COPAL ELECTRONICS, INC.

NIDEC COPAL ELECTRONICS GmbH

NIDEC COPAL ELECTRONICS KOREA CORP.

NIDEC COPAL ELECTRONICS SINGAPORE PTE. LTD.

NIDEC COPAL ELECTRONICS (TAIWAN) CO., LTD.

NIDEC COPAL ELECTRONICS (SHANGHAI) CO., LTD.

NIDEC COPAL ELECTRONICS (ZHEJIANG) CO., LTD.

HANGZHOU KEMING ELECTRONICS CO., LTD.

GLOBA SALES CO., LTD.

GLOBA SERVICE, INC.

2.	Application of equity method

(1)	Affiliated companies accounted for by the equity method

Number of affiliated companies accounted for by the equity method: 0

(2)	Affiliated companies not accounted for by the equity method

Names of principal companies:

HANGZHOU COPAL ELECTRONICS CO., LTD.

JIAXING KENLY PRECISION ELECTRONIC CO., LTD

Reason for non-application of equity method:

These affiliated companies are excluded from the scope of application of equity method since their net income and retained earnings (for the proportion of the Company’s interests) are immaterial to the consolidated financial statements and in aggregate.

3.	Business accounting period for consolidated subsidiaries

The following consolidated subsidiaries employ an accounting year-end different to the Company’s fiscal year-end.

Company name	Date of financial statements
NIDEC COPAL ELECTRONICS, INC.	December 31	*1
NIDEC COPAL ELECTRONICS GmbH	December 31	*1
NIDEC COPAL ELECTRONICS KOREA CORP.	December 31	*1
NIDEC COPAL ELECTRONICS SINGAPORE PTE. LTD.	December 31	*1
NIDEC COPAL ELECTRONICS (TAIWAN) CO., LTD.	December 31	*1
NIDEC COPAL ELECTRONICS (SHANGHAI) CO., LTD.	December 31	*1
NIDEC COPAL ELECTRONICS (ZHEJIANG) CO., LTD.	December 31	*1
HANGZHOU KEMING ELECTRONICS CO., LTD.	December 31	*1

*1.	In the preparation of the consolidated financial statements, the Company uses financial statements for these companies that were prepared on the basis of a provisional closing of their accounts as of the date of the consolidated financial statements.

4.	Accounting standards

(1)	Standards and methods of valuation for important assets

1)	Marketable and investment securities

Other securities

Securities with market value:

Market-value method based on the market price on the consolidated accounting date, etc. (Valuation differences are included in a separate component of net assets, and cost of sales is determined based upon the moving-average method)

Securities without market value:

Cost method calculated by the moving-average method

2)	Inventory assets

Merchandise, finished goods, semi-finished goods, raw materials and supplies:

Mainly stated at cost calculated by the gross average method (method of reducing the book value in accordance with the decline in profitability of assets).

Work in process:

Mainly stated at cost calculated by the first-in-first-out (FIFO) method (method of reducing the book value in accordance with the decline in profitability of assets).

(2)	Depreciation method for important depreciable assets

1)	Tangible fixed assets (except lease assets)

The Company and its subsidiaries adopt a straight-line method of amortization.

Major useful lives are as follows:

Buildings and structures:	3 to 60 years
Machinery, equipment and vehicles:	2 to 10 years

2)	Intangible fixed assets

Intangible fixed assets are stated based on the straight-line method. Software for internal use by the Company and its domestic consolidated subsidiaries is amortized by the straight-line method over the usable period by the companies (5 years).

(3)	Important reserve allocation standards

1)	Allowance for doubtful accounts

The allowance for doubtful accounts provides for losses related to receivables based on projected irrecoverable amounts. For general claims, provisions are calculated based on historical loan-loss ratios. For specific claims related to doubtful accounts, the irrecoverable amounts are estimated on a case-by-case basis.

2)	Provision for bonuses

The reserve for employee bonuses is calculated based on the total projected consolidated payment liability for the current fiscal year.

(4)	Accounting treatment for retirement benefits

1)	Method of attributing expected retirement benefit to period

In the calculation of retirement benefit obligations, the method for attributing estimated retirement benefits to the period up to the end of the current fiscal year is based on the benefit formula.

2)	Accounting treatment for actuarial gains or losses and past service costs

Past service costs are amortized as incurred by the straight-line method over periods (5 years) which are shorter than the average remaining years of service of the eligible employees. Actuarial gains or losses are amortized in the year following the year in which the gains or losses are recognized by the straight-line method over periods (5 years) which are shorter than the average remaining years of service of the eligible employees.

(5)	Conversion of major foreign currency-denominated assets and liabilities to yen

Foreign currency-denominated monetary claims and liabilities are translated into yen at the spot exchange rates prevailing at the fiscal year-end, and any related gains or losses are recorded as translation adjustments. The assets and liabilities of overseas subsidiaries and affiliates are translated into yen at the spot exchange rates prevailing at the fiscal year-end. Income and expense items for such companies are translated into yen at the average exchange rates for the year, with any translation adjustments recorded under net assets as foreign currency translation adjustments or within minority interests.

(6)	Amortization of goodwill

Goodwill is amortized over 5 years using the straight-line method.

(7)	Accounting for consumption taxes

The Company recognizes consumption taxes as a separate category from revenues and expenses.

II.	Notes on changes in accounting policies

The “Accounting Standard for Retirement Benefits” (ASBJ Statement No. 26, May 17, 2012) and the “Guidance on the Accounting Standard for Retirement Benefits” (ASBJ Guidance No. 25, May 17, 2012) were applied effective the end of the fiscal year under review; provided, however, that they were applied except for the provisions specified in the main clause of Section 35 of the Accounting Standard for Retirement Benefits and the main clause of Section 67 of the Guidance on the Accounting Standard for Retirement Benefits. Under the new accounting policy, the amount of retirement benefit obligations less plan assets is recorded as net defined benefit liabilities (or, the amount of plan assets less retirement benefit obligations is recorded as net defined benefit assets) and the unrecognized actuarial gains and losses and unrecognized past service costs were recognized in net defined benefit liability. The application of the Accounting Standard for Retirement Benefits and its Guidance by the Company is subject to the tentative treatment provided for in Section 37 of the Accounting Standard for Retirement Benefits. Consequently, the effects of the changes in accounting policies were recognized in remeasurements of the defined benefit plans under accumulated other comprehensive income in the fiscal year under review.

As of March 31, 2014, net defined benefit liabilities of ¥1,007,495 thousand and net defined benefit asset of ¥35,319 thousand were consequently recognized. Also, accumulated other comprehensive income decreased by ¥136,841 thousand. The impact on per-share amounts is stated in the corresponding section.

III.	Notes on changes in presentation

Consolidated balance sheets

•	“Rental income from non-current assets,” which was included in “Other” under “Non-operating income” in the previous fiscal year, is separately presented from the fiscal year under review due to its increased financial materiality. “Rental income from non-current assets” included in “Other” in the previous fiscal year amounted to ¥4,774 thousand.

•	“Impairment loss”, which was included in “Business structure improvement expenses” to ensure appropriate presentation of the nature of the loss, is separately presented from the fiscal year under review. “Impairment loss” included in “Business structure improvement expenses” in the previous fiscal year totaled ¥145,766 thousand.

IV.	Notes to the consolidated balance sheets

Accumulated amount of depreciation of tangible fixed assets:	¥17,261,222 thousand

V.	Notes to the consolidated statements of shareholders’ equity

1.	Issued shares

Type of shares	Number of shares as of April 1, 2013	Increase	Decrease	Number of shares as of March 31, 2014
Common stock	66,452,000	—	—	66,452,000

2.	Distribution of surplus

(1)	Dividends paid

(Resolution)	Type of shares	Total dividend (Thousands of yen)	Dividend per share (Yen)	Base date	Effective date
Board of Directors Meeting on May 13, 2013	Common stock	464,115	7.00	March 31, 2013	June 4, 2013
Board of Directors Meeting on October 22, 2013	Common stock	530,417	8.00	September 30, 2013	December 6, 2013

(2)	Item for which the base dates of dividends belonging to the current consolidated fiscal year will be effective in the following consolidated fiscal year

(Resolution)	Type of shares	Source of dividend	Total dividend (Thousands of yen)	Dividend per share (Yen)	Base date	Effective date
Board of Directors Meeting on May 12, 2013	Common stock	Retained earnings	596,719	9.00	March 31, 2014	June 4, 2014

VI. Notes on financial instruments

1.	Matters on the circumstances concerning financial instruments

The Company’s policy is to prioritize the appropriation of surplus funds for reduction of interest-bearing debt. Placing utmost priority on safety, surplus funds in hand are managed in a limited range of financial instruments whose principal is guaranteed. The financing is basically implemented through short-term bank loans for short-term funding needs (such as working capital) and the best financing method available at the time (including bank loans and issuance of corporate bonds) for long-term funding needs (for capital investments and other projects). Derivatives are used only to mitigate the risks of fluctuation in exchange rates or interest rates, and are not used for speculative trading purposes.

Notes and accounts receivable - trade as operating receivables are exposed to credit risk of customers. With regard to this risk, in line with the applicable credit management rules, the Company maintains a system of credit ratings to establish credit limits for all its trading partners by utilizing analyses conducted by an external credit research institution. Under this system, trading partners are surveyed annually, and monitored for due dates and balance of their operating receivables on a daily basis as well as their credit status on a timely basis. Some accounts receivable - trade, which are operating receivables, are denominated in foreign currencies and exposed to the risk of exchange rate fluctuations. Wherever possible, the Company seeks to reduce this risk by maintaining the amounts of operating receivables and liabilities denominated in foreign currencies of similar levels.

Operating payables such as notes and accounts payable - trade and accounts payable - other are mainly due within one year. Some of them associated with imports of raw materials are denominated in foreign currencies, and are exposed to the risk of exchange rate fluctuations, but amounts are typically less than the operating receivables denominated in foreign currencies. Short-term loans payable are primarily for fund raising related to working capital, all with fixed interest rate, and, therefore, not exposed to interest rate fluctuation risk. Operating payables and short-term loans payable expose the Company to liquidity risk associated with funding. The Company manages this risk at the consolidated level by means of the timely formulation and updating of operational funding plans by all Group companies, and by entering into commitment line agreements with financial institutions to secure available credit facilities.

For investment securities, out of which listed shares are exposed to the risk of fluctuation in market prices. In most cases those are shares of the companies with which the Company has business relationships. The Company regularly monitors changes in the market prices of such securities and the financial position of the issuing entities.

The execution and management of derivative transactions is aimed at mitigating risks in accordance with internal rules. All derivative transactions are conducted using highly rated financial institutions to reduce counterparty risk. There were no outstanding derivative transactions as of March 31, 2014.

2.	Fair values of financial instruments

The following table shows the carrying amounts on the consolidated balance sheet, fair values, and the differences between these two values as of March 31, 2014 (the end of the current fiscal year). Please note that this table omits any instruments for which mark-to-market valuation is extremely difficult. (Please refer to Note 2.)

(Thousands of yen)

	Carrying amount	Fair value	Difference
(1) Cash and deposits	13,112,473	13,112,473	—
(2) Notes and accounts receivable - trade	9,795,909	9,795,909	—
(3) Investment securities
Other securities	247,079	247,079	—
(4) Notes and accounts payable - trade	(5,283,114)	(5,283,114)	—
(5) Accounts payable - other	(752,676)	(752,676)	—
(6) Short-term loans payable	(100,000)	(100,000)	—

(*)	Amounts booked as liabilities are shown in parentheses.

(Notes)	1.	Methods of calculating current value

		(1)	Cash and deposits and (2) Notes and accounts receivable - trade

These assets are all stated at book value, since these assets are subject to short-term settlement and the book values and market prices do not differ significantly.

		(3)	Investment securities

These are held as “Other securities” and stated at the quoted market price on the stock exchange.

		(4)	Notes and accounts payable - trade, (5) Accounts payable - other and (6) Short-term loans payable

These liabilities are all stated at book value, since these liabilities are subject to short-term settlement and the book values and market prices do not differ significantly.

	2.	Owing to the lack of any market prices or reliable estimates of future cash flows, mark-to-market valuation is extremely difficult for unlisted equities (consolidated balance-sheet value: ¥10,985 thousand). As a result, these assets are not included in (3) Investment securities.

VII. Notes on investment and rental properties

1.	Matters on the circumstances concerning investment and rental property

The Company owns, besides rented property, idle factories (including land) with no expected future use in the prefectures of Miyagi and Kanagawa and other parts of Japan. For the fiscal year ended March 31, 2014, the Company recorded income and losses with respect to the said properties, such as depreciation expenses and taxes of ¥12,600 thousand included in “Cost of sales” and “Selling, general and administrative expenses,” rental income of ¥3,000 thousand as “Rental income from non-current assets” in “Non-operating income,” and impairment loss on non-current assets classified as idle assets of ¥44,534 thousand as “Impairment loss” in “Extraordinary losses.”

2.	Fair values of investment and rental properties

The table below shows the carrying amount of the respective rental properties as stated on the consolidated balance sheet, the change during the year under review, the fair value of the respective rental properties as of the balance sheet date, and the method applied in determining them.

(Thousands of yen)

Carrying amount on the consolidated balance sheet			Fair value as of the balance sheet date
Balance at the beginning of the current fiscal year	Increase/decrease	Balance at the end of the current fiscal year
418,121	9,904	428,025	431,359

(Notes)	1.	The stated carrying amounts on the consolidated balance sheet are the purchase costs less accumulated depreciations and any losses on impairment.

	2.	Major components of the change in the balance sheet amounts during the year under review are an increase of ¥44,534 thousand associated with the classifying Tajiri office buildings as idle assets, and a decline of ¥44,534 thousand due to impairment losses on the said idle assets at the Tajiri office buildings.

	3.	The fair value as of the balance sheet date is calculated in accordance with “Real Estate Appraisal Standards” (including adjustments based on appropriate indices).

VIII. Notes on per-share-related information

(1)	Shareholders’ equity per share: ¥496.22

(Note)	As noted in “II. Notes on changes in accounting policies,” this figure is calculated based on the transitional treatment stipulated in Section 37 of the Accounting Standard for Retirement Benefits. As a result, net assets per share declined by ¥2.06 as of the end of the fiscal year under review.

(2)	Current net income per share: ¥60.56

IX.	Notes on significant subsequent events

Conclusion of a share exchange agreement making Nidec Copal Electronics a wholly owned subsidiary of Nidec Corporation

The Boards of Directors of Nidec Corporation (hereinafter: “Nidec”) and the Company resolved at their respective meetings held on April 22, 2014 to enter into a share exchange transaction (hereinafter: the “Share Exchange”) to make the Company a wholly owned subsidiary of Nidec, and both companies have signed a Share Exchange Agreement on the same date.

1.	Purpose of making a wholly owned subsidiary through the Share Exchange

Since its establishment in 1973, Nidec has been developing its business with a focus on brushless DC motors which have characteristics of cost-effectiveness, noiselessness and longer operation life. Through actively acquiring companies, Nidec has enhanced its motor product line-up from small precision motors to motors for supersized industrial systems, expanding into applied products such as machinery, electronic and optical components, and other products. Nidec has developed its business not only in the IT and OA areas, but also in various other areas, including home appliance and automobile areas with the objective of aiming to be the “World’s Number One Comprehensive Manufacturer of Motors.”

Since the establishment in 1967, the Company has strived to accumulate unique technologies and has supplied high quality, reliability and value-added electronic components with great originalities to industry. Furthermore, in order to ensure the sustainable business growth, the Company is recently working to increase the corporate value by converting and expanding its business portfolio, improving the profit structure and strengthening the global competitiveness. After joining the Nidec group in 1998, the Company worked to improve the corporate value under the basic philosophy in common with Nidec.

As Group companies, Nidec and the Company have already shared the same management strategy, announced the new mid-term strategic plan in October 2012 and worked vigorously throughout the group companies to achieve the consolidated operating margin target of 15%, etc. The business environment around the Nidec group, however, is rapidly changing. Market globalization intensifies competition. As markets of main products such as PC-related products, digital camera-related products and liquid crystal panel manufacturing equipment-related products are not growing or in downtrends, it is urgent for the Nidec group to convert its business portfolio and to focus on markets of products with high growth rates with all group companies acting as one. Similarly, the markets of electronic components for industrial use in which the Company is doing business are more and more globalized. To win such globalized severe competition and make its business grow rapidly, it is important for the Company to invest in developments and human resources more boldly and accelerate its efforts in new products, new markets and new technology. Under this situation, Nidec and the Company determined that it would be imperative for expanding corporate values of the Company and the Nidec group to make the Company a wholly-owned subsidiary of Nidec to actively pursue synergy between the Company and Nidec group and to enable more prompt decision-makings, effective utilization of management resources and drastic mergers, acquisitions and capital investments, by further enhancing the alliance between the two companies.

2.	Method of the Share Exchange

As a result of the Share Exchange, Nidec is expected to become the parent company owning all of the outstanding shares in the Company, and the Company is expected to become a wholly owned subsidiary of Nidec. The Share Exchange is expected to become effective on October 1, 2014, subject to approval by the Company’s shareholders at an annual General Meeting of Shareholders scheduled for June 20, 2014. Nidec intends to use a simplified share exchange procedure in accordance with Article 796, Paragraph 3, of the Companies Act, without obtaining the approval of its shareholders for the Share Exchange.

3.	Details of share allocation in the Share Exchange

For each share of the Company’s common stock, 0.138 shares of Nidec common stock will be allocated. No Nidec shares will be allocated in exchange for the 43,399,400 shares of the Company’s stock currently held by Nidec (as of March 31, 2014).

X.	Other notes

Business Combination

Transactions under common control, etc.

Absorption-type merger of consolidated subsidiary

1.	Outline of transaction

(1)	Name and nature of business entity subject to combination

Name of business entity subject to combination:

Fujisoku Corporation

Nature of business of above entity:

Manufacture, processing, and sale of electrical equipment and electronic devices as well as applied measurement instruments

(2)	Effective date of business combination:

October 1, 2013

(3)	Legal form of business combination:

Absorption-type merger with the Company as the surviving entity and Fujisoku Corporation as the dissolved entity

(4)	Name of entity after business combination:

Nidec Copal Electronics Corporation

(5)	Other matters related to the transaction

The objectives of this merger are to promote the concentration of management resources and increased efficiency and speed of operations in order to strengthen global cost competitiveness and the management foundation of the electronic and mechanical component business, which is the primary business of the Group.

2.	Outline of accounting treatment

The business combination was treated as a transaction under common control based on “Accounting Standard for Business Combinations” (ASBJ Statement No. 21, December 26, 2008) and “Revised Guidance on Accounting Standard for Business Combinations and Accounting Standard for Business Divestitures” (ASBJ Guidance No. 10, December 26, 2008).

Effect of change in corporate tax rates, etc.

For calculation purposes of deferred tax assets and deferred tax liabilities as of March 31, 2014, the tax rates are applied as stipulated in the “Act for Partial Amendment of the Income Tax Act” (2014, Act No. 10) promulgated on March 31, 2014. The respective calculation led to a decrease of short-term deferred tax assets by ¥23,491 thousand and a decrease of long-term deferred tax assets by ¥1,453 thousand compared to the unadjusted figures. In addition, net income for the fiscal year under review decreased by ¥24,945 thousand as a result of increased income tax expenses ( income taxes-deferred).

Report of the Independent Auditors on the Consolidated Financial Statements

AUDIT REPORT OF THE INDEPENDENT AUDITORS

May 9, 2014

To: The Board of Directors

Nidec Copal Electronics Corporation

PricewaterhouseCoopers Kyoto

Toshimitsu Wakayama, C. P. A. Designated Partner Engagement Partner	seal

Katsuhiko Saito, C. P. A. Designated Partner Engagement Partner	seal

We have audited the Consolidated Financial Statements, including the Consolidated Balance Sheets, the Consolidated Statements of Income, the Consolidated Statements of Shareholders’ Equity and Notes to the Consolidated Financial Statements of Nidec Copal Electronics Corporation. for the fiscal year from April 1, 2013 to March 31, 2014, pursuant to Paragraph 4, Article 444, of the Companies Act.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with generally accepted accounting principles in Japan. This includes the development, implementation, and maintenance of internal control deemed necessary by management for the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Independent auditors’ responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits as independent auditors. We conducted our audits in accordance with auditing standards generally accepted in Japan. Those auditing standards require that we plan and perform audits to obtain reasonable assurance that the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence concerning the amounts and disclosures in the consolidated financial statements. The procedures selected and applied depend on our judgment, including assessment of the risks of material misstatement in the consolidated financial statements, whether due to fraud or error. The purpose of an audit is not to express an opinion on the effectiveness of the entity’s internal control.

However, in making these risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate under the circumstances. An audit also includes evaluating the appropriateness of the accounting policies used, the method of their application, and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Audit opinion

In our opinion, the consolidated financial statements referred to above presents fairly in all material respects, the financial position and the results of operations of Nidec Copal Electronics Corporation and its consolidated subsidiaries as of the date and for the period for which the consolidated financial statements were prepared in accordance with generally accepted accounting principles in Japan.

Emphasis of Matter

As described in Notes on important subsequent events, the Board of Directors of the Company resolved at its meeting on April 22, 2014 that Nidec Corporation and the Company shall enter into a share exchange transaction to make the Company a wholly owned subsidiary of Nidec Corporation. The two companies signed a share exchange agreement on the same day.

Our opinion is not qualified with respect to this matter.

Interests in the Company

Neither our firm nor any of the partners in charge has any interest in the Company as required to be disclosed herein under the provisions of the Certified Public Accountant Act.

Non-consolidated Balance Sheets

(As of March 31, 2014)

(Thousands of yen)

Amount
Assets
Current assets:	26,355,360
Cash and deposits	9,523,708
Notes receivable - trade	2,367,242
Accounts receivable - trade	9,260,724
Merchandise and finished goods	2,098,856
Work in process	543,542
Raw materials and supplies	1,367,603
Prepaid expenses	81,188
Account receivable - other	501,161
Consumption taxes receivable	83,446
Short-term loans receivable from employees	3,930
Deferred tax assets	513,999
Other	12,383
Allowance for doubtful accounts	(2,428)
Noncurrent assets:	8,468,743
Property, plant and equipment	4,386,302
Buildings	1,768,663
Structures	66,115
Machinery and equipment	600,453
Vehicles	5,100
Tools, furniture and fixtures	334,586
Land	1,601,955
Construction in progress	9,427
Intangible assets	199,539
Leasehold rights	183,986
Other	15,552
Investments and other assets	3,882,901
Investment securities	258,065
Stocks of subsidiaries and affiliates	136,430
Investments in capital of subsidiaries and associates	2,932,655
Long-term loans receivable from employees	4,431
Insurance funds	176,162
Prepaid pension expenses	35,319
Claims provable in bankruptcy, claims provable in rehabilitation and other	6,626
Deferred tax assets	231,379
Other	108,656
Allowance for doubtful accounts	(6,826)

Total assets	34,824,104

Amount
Liabilities
Current liabilities	6,798,816
Accounts payable - trade	4,856,468
Short-term loans payable	100,000
Accounts payable - other	712,756
Income tax payable	292,316
Accrued expenses	328,343
Deposits received	41,330
Provision for bonuses	466,320
Other	1,280
Noncurrent liabilities	961,995
Long-term guarantee deposits	113,807
Provision for retirement benefits	791,456
Other	56,731
Total liabilities	7,760,811
Net assets
Shareholder’s equity	26,985,230
Capital stock	2,362,050
Capital surplus	2,263,488
Legal capital surplus	2,219,453
Other capital surplus	44,034
Retained earnings	22,396,853
Legal retained earnings	347,202
Other retained earnings	22,049,651
Reserve for dividends	350,000
Reserve for advanced depreciation of non-current assets	34,526
General reserve	10,000,000
Retained earnings brought forward	11,665,124
Treasury stock	(37,161)
Total valuation and translation adjustments	78,061
Valuation difference on available-for-sale securities	78,061
Total net assets	27,063,292

Total liabilities and net assets	34,824,104

(Note) Amounts are rounded down to the nearest thousand yen.

Non-consolidated Statements of Income

(For the fiscal year ended March 31, 2014)

(Thousands of yen)

	Amount
Net sales		30,350,972
Cost of sales		24,119,541

Gross profit		6,231,431

Selling, general and administrative expenses		3,550,187

Operating income		2,681,244

Non-operating income
Interest and dividend income	131,081
Insurance income	7,569
Foreign exchange gains	337,416
Other	101,750	577,818
Non-operating expenses
Interest expenses	1,839
Rent expenses	62,102
Commission fees	18,403
Compensation expenses	22,111
Joint development costs	15,668
Other	3,387	123,513

Ordinary income		3,135,548

Extraordinary income
Gain on sales of non-current assets	42,676
Gain on sales of shares of parent company	57,660
Gain on sales of memberships	398	100,734
Extraordinary losses
Loss on sales and retirement of noncurrent assets	7,307
Impairment loss	44,534
Loss on extinguishment of tie-in shares	247,973
Other	5,630	305,445

Income before income taxes		2,930,837

Income taxes - current		607,586
Income taxes - deferred		183,065

Net income		2,140,184

(Note) Amounts are rounded down to the nearest thousand yen.

Non-consolidated Statements of Shareholders’ Equity

(For the fiscal year ended March 31, 2014)

(Thousands of yen)

	Shareholders’ equity
	Capital stock	Capital surplus
		Legal capital surplus	Other capital surplus	Total capital surplus
Balance at April 1, 2013	2,362,050	2,219,453	44,034	2,263,488
Changes of items during the period
Reversal of reserve for advanced depreciation of non-current assets
Reserve for advanced depreciation of noncurrent assets due to effective income tax rate change
Dividends from surplus
Net loss
Purchase of treasury stock
Net changes of items other than shareholders’ equity
Total changes of items during the period	—	—	—	—

Balance at March 31, 2014	2,362,050	2,219,453	44,034	2,263,488

	Shareholders’ equity
	Retained earnings
	Legal retained earnings	Other retained earnings				Total retained earnings
		Reserve for dividends	Reserve for advanced depreciation of non-current assets	General reserve	Retained earnings brought forward
Balance at April 1, 2013	347,202	350,000	35,450	10,000,000	10,518,549	21,251,201
Changes of items during the period
Reversal of reserve for advanced depreciation of non-current assets			(954)		954
Reserve for advanced depreciation of noncurrent assets due to effective income tax rate change			30		(30)
Dividends from surplus					(994,532)	(994,532)
Net loss					2,140,184	2,140,184
Purchase of treasury stock
Net changes of items other than shareholders’ equity
Total changes of items during the period	—	—	(923)	—	1,146,574	1,145,651

Balance at March 31, 2014	347,202	350,000	34,526	10,000,000	11,665,124	22,396,853

	Shareholder’s equity		Valuation and translation adjustments		Total net assets
	Treasury stock	Total shareholder’s equity	Valuation difference on available for-sale securities	Total valuation and translation adjustments
Balance at April 1, 2013	(37,161)	25,839,579	113	113	25,839,692
Changes of items during the period
Reversal of reserve for advanced depreciation of non-current assets					—
Reserve for advanced depreciation of noncurrent assets due to effective income tax rate change					—
Dividends from surplus		(994,532)			(994,532)
Net loss		2,140,184			2,140,184
Purchase of treasury stock	—	—			—
Net changes of items other than shareholders’ equity			77,948	77,948	77,948
Total changes of items during the period	—	1,145,651	77,948	77,948	1,223,599

Balance at March 31, 2014	(37,161)	26,985,230	78,061	78,061	27,063,292

(Note) Amounts are rounded down to the nearest thousand yen.

Notes to the Non-consolidated Financial Statements

1.	Accounting standards

(1)	Standards and methods of valuation of assets

1)	Stocks of subsidiaries and affiliated companies

Cost method calculated by the moving-average method.

2)	Other securities

Other securities

Securities with market value:

Market-value method based on the market price on the accounting date, etc. (Valuation differences are included in a separate component of net assets, and cost of sales is determined based on the moving-average method)

Securities without market value:

Cost method calculated by the moving-average method

3)	Inventory assets

Merchandise, finished goods, semi-finished goods, raw materials and supplies:

Mainly stated at cost calculated by the gross average method (method of reducing the book value in accordance with the decline in profitability of assets).

Supplies:

Mainly stated at cost calculated by the first-in-first-out (FIFO) method (method of reducing the book value in accordance with the decline in profitability of assets).

(2)	Depreciation method for fixed assets

1)	Tangible fixed assets (except lease assets)

Straight-line method

Major useful lives are as follows:

Buildings and structures:	3 to 50 years
Machinery and equipment:	2 to 8 years

2)	Intangible fixed assets

Straight-line method

Internal use software is amortized by the straight-line method over the usable period within the company (5 years).

(3)	Standards for allowances and provisions

1)	Allowance for doubtful accounts:

The allowance for doubtful accounts provides for losses related to receivables based on the projected irrecoverable amounts. For general claims, provisions are calculated based on historical loan-loss ratios. For specific claims related to doubtful accounts, the irrecoverable amounts are estimated on a case-by-case basis.

2)	Provision for bonuses:

The reserve for employee bonuses is calculated based on the total projected consolidated payment liability for the current fiscal year.

3)	Provision for retirement benefits:

Provisions for retirement and severance payments to employees are set aside as a retirement reserve or as prepaid pension costs, based on the projected current year-end liability for retirement benefits and related pension assets.

(a)	Method of attributing expected retirement benefit to periods

In the calculation of retirement benefit obligations, the method for attributing expected retirement benefits to the period up to the end of the current fiscal year is based on the straight-line method.

(b)	Accounting method for actuarial gains or losses and past service costs

Past service costs are amortized as incurred by the straight-line method over periods (5 years) which are shorter than the average remaining years of service of the eligible employees. Actuarial gains or losses are amortized in the year following the year in which the gains or losses are recognized by the straight-line method over periods (5 years) which are shorter than the average remaining years of service of the eligible employees.

(4)	Conversion of major foreign currency-denominated assets and liabilities to yen

Foreign currency-denominated monetary claims and liabilities are translated into yen at the spot exchange rates prevailing at the fiscal year-end, and any related gains or losses are booked as translation adjustments.

(5)	Accounting treatment for retirement benefits

The accounting method for remaining amounts of unrecognized actuarial gains or losses and unrecognized past service costs is different from the accounting method for these amounts in the consolidated financial statements.

(6)	Accounting for consumption taxes

The Company recognizes consumption taxes as a separate category from revenues and expense.

2.	Notes on changes in presentation

Non-consolidated Statements of Income

“Impairment loss”, which was included in “Business structure improvement expenses” to ensure appropriate presentation of the nature of the loss, is separately presented from the fiscal year under review. “Impairment loss” included in “Business structure improvement expenses” in the previous fiscal year totaled ¥145,766 thousand.

3.	Notes to the Balance Sheets

(1)	Accumulated amount of depreciation of tangible fixed assets:		¥14,266,284 thousand
(2)	Note to subsidiaries and affiliated companies

Monetary receivables from and payables to subsidiaries and affiliated companies, unless separately stated, are as follows:

	1)	Short-term monetary claims:	¥4,257,530 thousand
	2)	Short-term monetary liabilities:	¥712,399 thousand

4.	Notes to the Statements of Income

Transactions with subsidiaries and affiliated companies

1)	Net sales	¥8,432,317 thousand
2)	Raw materials supply for value	¥2,401,930 thousand
3)	Cost of sales	¥11,107,434 thousand
4)	Selling, general and administrative expenses	¥235,837 thousand
5)	Non-operating transactions	¥418,953 thousand

5.	Notes to changes in the Statements of Shareholders’ Equity

Number of treasury stocks

(Unit: shares)

Type of shares	Number of shares as of April 1, 2013	Increase	Decrease	Number of shares as of March 31, 2014
Common stock	149,816	—	—	149,816

6.	Notes on tax effect accounting

Major reasons for deferred tax assets and deferred tax liabilities are as follows:

(Thousands of yen )

Deferred tax assets
Provision for bonuses	167,875
Enterprise tax, etc. included in income taxes, deferred	32,698
Impairment loss	61,538
Loss on valuation of inventories	215,686
Long-term accounts payable - other	11,394
Provision for retirement benefits	272,209
Accrued legal welfare expenses	29,055
Provision for business structure improvement expenses	52,462
Other	47,466

Subtotal of deferred tax assets	890,387
Valuation allowance	(12,882)

Total deferred tax assets	877,505
Deferred tax liabilities
Land	(68,794)
Valuation difference on available-for-sale securities	(43,909)
Reserve for advanced depreciation of non-current assets	(19,421)

Total deferred tax liabilities	(132,125)

Deferred tax assets, net	745,379

7.	Notes on transactions with concerned parties

Subsidiaries and associates

Category	Company name	Location	Capital	Type of business or occupation	Voting ratio (owning/ owned)	Relationship with concerned personnel	Details of business	Business amount (Thousands of yen)	Account title	Balance at year-end (Thousands of yen)
Subsidiary	NIDEC COPAL ELECTRONICS (SHANGHAI) CO., LTD.,	Shanghai, China	CNY 1,655 thousand	Sale of electronic components	Owning Direct 100.0%	Sale of Company products Shared directors	Procurement of finished products, etc. (Note 1)	4,640,943	Accounts payable - trade	—

Subsidiary	NIDEC COPAL ELECTRONICS (ZHEJIANG) CO., LTD.	Pinghu, Zhejiang, China	CNY 135,368 thousand	Production of electronic components	Owning Direct 100.0%	Manufacture of Company products Shared directors	Supply for value (Note 1) Procurement of finished products, etc. (Note 1)	2,246,044 4,386,523	Accounts receivable - other Accounts payable - trade	393,499 369,990

Subsidiary	HANGZHOU KEMING ELECTRONICS CO., LTD.	Fuyang, Zhejiang, China	CNY 40,021 thousand	Production of electronic components	Owning Direct 80.0%	Manufacture of Company products Shared directors	Raw materials sales, etc. (Note 1)	3,657,654	Accounts receivable - trade	2,146,216

Subsidiary	GLOBA SALES CO., LTD.	Takatsu-ku, Kawasaki, Kanagawa	¥10,000 thousand	Sale of electronic components	Owning Direct 100.0%	Sale of Company products Shared directors	Product sales, etc. (Note 1)	2,530,333	Accounts receivable - trade	1,043,513

(Note)	Transaction amounts do not include consumption tax.

8.	Notes on per-share-related information

(1)	Net assets per share:	¥408.18
(2)	Current net income per share:	¥32.28

9.	Notes on important subsequent events

Conclusion of a share exchange agreement making Nidec Copal Electronics a wholly owned subsidiary of Nidec Corporation

Please refer to Note IX to the Consolidated Financial Statements, “Conclusion of a share exchange agreement making Nidec Copal Electronics a wholly owned subsidiary of Nidec Corporation.”

10.	Other notes

Business Combination

Please refer to Note X to the Consolidated Financial Statements, “Other notes.”

Effect of change in corporate tax rates, etc.

For calculation purposes of deferred tax assets and deferred tax liabilities as of March 31, 2014, the tax rates are applied as stipulated in the “Act for Partial Amendment of the Income Tax Act” (2014, Act No. 10) promulgated on March 31, 2014. The respective calculation led to a decrease of short-term deferred tax assets by ¥22,564 thousand and a decrease of long-term deferred tax assets by ¥1,453 thousand compared to the unadjusted figures. In addition, net income for the fiscal year under review decreased by ¥24,017 thousand as a result of increased income tax expenses (income taxes-deferred).

Report of the Independent Auditors on the Non-Consolidated Financial Statements

AUDIT REPORT OF THE INDEPENDENT AUDITORS

May 9, 2014

To: The Board of Directors

Nidec Copal Electronics Corporation

PricewaterhouseCoopers Kyoto

Toshimitsu Wakayama, C. P. A. Designated Partner Engagement Partner	seal

Katsuhiko Saito, C. P. A. Designated Partner Engagement Partner	seal

We have audited the Financial Statements, including the Non-consolidated Balance Sheets, the Non-consolidated Statements of Income, the Non-consolidated Statements of Shareholders’ Equity, Notes to the Non-consolidated Financial Statements and the supplementary statements of Nidec Copal Electronics Corporation. for the 47th fiscal year from April 1, 2013 to March 31, 2014, pursuant to Item 1, Paragraph 2, Article 436, of the Companies Act.

Management’s responsibility for the Financial Statements, etc.

Management is responsible for the preparation and fair presentation of these financial statements and their supplementary statements in accordance with generally accepted accounting principles in Japan. This includes the development, implementation and maintenance of internal control deemed necessary by management for the preparation and fair presentation of financial statements and their supplementary statements that are free from material misstatement, whether due to fraud or error.

Independent auditors’ responsibility

Our responsibility is to express an opinion on the financial statements and their supplementary statements based on our audits as independent auditors. We conducted our audits in accordance with auditing standards generally accepted in Japan. Those auditing standards require that we plan and perform audits to obtain reasonable assurance that the financial statements and their supplementary statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence concerning the amounts and disclosures in the financial statements and their supplementary statements. The procedures selected and applied depend on our judgment, including assessment of the risks of material misstatement in the financial statements and their supplementary statements, whether due to fraud or error. The purpose of an audit is not to express an opinion on the effectiveness of the entity’s internal control. However, in making the risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the financial statements and their supplementary statements in order to design audit procedures that are appropriate under the circumstances. An audit also includes evaluating the appropriateness of the accounting policies used, the method of their application, and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements and their supplementary statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Audit opinion

In our opinion, the financial statements and their supplementary statements referred to above presents fairly in all material respects, the financial position and the results of operations of Nidec Copal Electronics Corporation as of the date and for the period for which the financial statements and their supplementary statements were prepared in accordance with generally accepted accounting principles in Japan.

Emphasis of Matter

As described in Notes on important subsequent events, the Board of Directors of the Company resolved at this meeting on April 22, 2014 that Nidec Corporation and the Company shall enter into a share exchange transaction to make the Company a wholly owned subsidiary of Nidec Corporation. The two companies signed a share exchange agreement on the same day.

Our opinion is not qualified with respect to this matter.

Interests in the Company

Neither our firm nor any of the partners in charge has any interest in the Company as required to be disclosed herein under the provisions of the Certified Public Accountant Act.

Report of the Board of Corporate Auditors

AUDIT REPORT

As the results of deliberation on the reports presented by each Corporate Auditor, the Board of Corporate Auditors prepared this Audit Report with respect to the performance of duties by the Directors during the 47th fiscal year from April 1, 2013 to March 31, 2014, and reports the results as follows:

1.	Method and Content of the Audit Conducted by the Corporate Auditors and Board of Corporate Auditors

The Board of Corporate Auditors established the audit policy and allocation of duties, etc., received a report from each Corporate Auditor on the implementation of the audit and its results, received reports from the Directors, etc., and the Independent Auditors on the performance of their responsibilities and asked them for explanations as necessary.

Each Corporate Auditor conformed to the auditing standards prescribed by the Board of Corporate Auditors, complied with the audit policy and allocation of duties, etc., maintained communication with the Directors, Executive Officers, Internal Auditing Office and other employees, etc., endeavored to collect information and established a system necessary for auditing services, attended meetings of the Board of Directors and other important meetings, received reports from Directors and employees, etc., on the performance of their duties, asked them for explanations as necessary, reviewed important written decisions, and investigated business and financial conditions at the head office as well as at the main business offices of the Company.

In addition, with regard to the resolution by the Board of Director concerning development of the system stipulated in Article 100, Paragraph 1 and 3 of the Enforcement Regulations of the Companies Act, as necessary to ensure the conformity of the performance of duties by Directors stated in the Business Report with laws and the Articles of Incorporation and also to ensure the appropriateness of business in a corporation, as well as the system (Internal Control System) that has been developed in accordance with such resolutions, each Corporate Auditor received reports on the status of development and operation of the system from the Directors and employees, etc., on a regular basis, asked them for explanations and expressed opinions as necessary. Each Corporate Auditor maintains communication and exchanges information with the Directors and Corporate Auditors, etc., of subsidiaries and receives business reports from the subsidiaries as necessary. Applying the above methods, the Corporate Auditors review business reports and supplementary statements of the Company for the fiscal year concerned.

Further, we monitored and verified that the Independent Auditors have maintained their independence and conducted appropriate audits. We also received reports from the Independent Auditors regarding the execution of their duties and requested explanations as needed. The Company received a notice from the Independent Auditors purporting to the formulation of a “System to ensure proper performance of its duties” (provided in each item of Article 131 of the Corporate Accounting Rules) in accordance with the “Quality Control Standards for Audits” (Business Accounting Council, October 28, 2005), among others, and requested explanations as needed.

Applying the above methods, we reviewed the consolidated financial statements for the fiscal year concerned (consolidated balance sheet, consolidated statement of income, consolidated statement of changes in net assets and notes to consolidated financial statements) and financial statements (balance sheet, statement of income, statement of changes in net assets and notes to financial statements) and supplementary statements.

2.	Results of the Audit

(1)	Audit Results for Business Reports, etc.

1)	We certify that the business reports and their detailed the statements fairly present the situation of the Company in accordance with the relevant laws and Articles of Incorporation.

2)	We found no wrongful act or material fact in violation of the laws or Articles of Incorporation with respect to the performance of duties by the Directors.

3)	We certify that the resolutions of the Board of Directors with respect to the internal control system are proper and correct. In addition, we found no matter to be pointed out concerning the performance of duties by the Directors with respect to the internal control system.

(2)	Audit Results for Consolidated Financial Statements

We certify that the auditing method of PricewaterhouseCoopers Kyoto and the results of its audit are proper and correct.

(3)	Audit Results of Financial Statements and Supplementary Statements

We certify that the auditing method of PricewaterhouseCoopers Kyoto and the results of its audit are proper and correct.

May 12, 2014

Board of Corporate Auditors of Nidec Copal Electronics Corporation
Shigeru Konno (seal) Standing Corporate Auditor
Seiichi Kanai (seal) Standing Corporate Auditor
Tetsuo Inoue (seal) Outside Corporate Auditor
Kazuhide Akashi (seal) Outside Corporate Auditor
Takaaki Ochiai (seal) Outside Corporate Auditor

(Note)	Messrs. Tetsuo Inoue, Kazuhide Akashi and Takaaki Ochiai are outside corporate auditors as provided for in Article 2, Item 16 and Article 335, Item 3 of the Companies Act.

Reference Documents for the Annual General Meeting of Shareholders

Proposal 1: Approval of Share Exchange Agreement

At their respective board meetings held on April 22, 2014, the Company and Nidec Corporation (“Nidec”) approved resolutions to enter into a share exchange transaction (“the Share Exchange”) that would make the Company a wholly owned subsidiary of Nidec. The two companies signed a Share Exchange Agreement (“the Share Exchange Agreement”) on the same day.

The Company’s shareholders are asked to approve the signing of the Share Exchange Agreement.

In accordance with Article 796 Paragraph 3 of the Companies Act, Nidec intends to use a simplified share exchange procedure that does not require the approval of Nidec shareholders for the Share Exchange.

Subject to shareholder approval of this resolution, the Share Exchange is scheduled to take effect on October 1, 2014, on which date the Company would become a wholly owned subsidiary of Nidec. Plans also call for the Company’s shares to be delisted from the Tokyo Stock Exchange on September 26, 2014 (with September 25, 2014 as the final day of trading).

1.	Purpose of the Share Exchange

Since its establishment in 1973, Nidec has been developing its business with a focus on brushless DC motors which have characteristics of cost-effectiveness, noiselessness and longer operation life. Through actively acquiring companies, Nidec has enhanced its motor product line-up from small precision motors to motors for supersized industrial systems, expanding into applied products such as machinery, electronic and optical components, and other products. Nidec has developed its business not only in the IT and OA areas, but also in various other areas, including home appliance and automobile areas with the objective of aiming to be the “World’s Number One Comprehensive Manufacturer of Motors.”

Since the establishment in 1967, the Company has strived to accumulate unique technologies and has supplied high quality, reliability and value-added electronic components with great originalities to industry. Furthermore, in order to ensure the sustainable business growth, the Company is recently working to increase the corporate value by converting and expanding its business portfolio, improving the profit structure and strengthening the global competitiveness. After joining the Nidec group in 1998, the Company worked to improve the corporate value under the basic philosophy in common with Nidec.

As Group companies, Nidec and the Company have already shared the same management strategy, announced the new mid-term strategic plan in October 2012 and worked vigorously throughout the group companies to achieve the consolidated operating margin target of 15%, etc. The business environment around the Nidec group, however, is rapidly changing. Market globalization intensifies competition. As markets of main products such as PC-related products, digital camera-related products and liquid crystal panel manufacturing equipment-related products are not growing or in downtrends, it is urgent for the Nidec group to convert its business portfolio and to focus on markets of products with high growth rates with all group companies acting as one. Similarly, the markets of electronic components for industrial use in which the Company is doing business are more and more globalized. To win such globalized severe competition and make its business grow rapidly, it is important for the Company to invest in developments and human resources more boldly and accelerate its efforts in new products, new markets and new technology. Under this situation, Nidec and the Company determined that it would be imperative for expanding corporate values of the Company and the Nidec group to make the Company a wholly-owned subsidiary of Nidec to actively pursue synergy between the Company and Nidec group and to enable more prompt decision-makings, effective utilization of management resources and drastic mergers, acquisitions and capital investments, by further enhancing the alliance between the two companies.

2.	Details of Share Exchange Agreement

The terms of the Share Exchange Agreement concluded between the Company and Nidec Corporation on April 22, 2014 are as follows:

Share Exchange Agreement (copy)

Nidec Corporation (hereinafter, “Nidec”) and Nidec Copal Electronics Corporation (hereinafter, “Nidec Copal Electronics”) hereby conclude a Share Exchange Agreement (hereinafter, “the Agreement”) as detailed below.

Article 1 Exchange of Shares

In accordance with the provisions of the Agreement, Nidec and Nidec Copal Electronics shall undertake an exchange of shares (hereinafter: “the Share Exchange”) in which Nidec Copal Electronics becomes a wholly owned subsidiary of Nidec. As a result of the Share Exchange, Nidec shall acquire all the outstanding shares in Nidec Copal Electronics.

Article 2 Names and Registered Addresses of Parties to Share Exchange

The names and registered addresses of Nidec and Nidec Copal Electronics are presented below.

(1)	Nidec

1)	Name: Nidec Corporation

2)	Address: 338 Kuzetonoshiro-cho, Minami-ku, Kyoto, Japan

(2)	Nidec Copal Electronics

1)	Name: Nidec Copal Electronics Corporation

2)	Address: 7-5-25, Nishi-Shinjuku, Shinjuku-ku, Tokyo, Japan

Article 3 Effective Date

The effective date of the Share Exchange shall be October 1, 2014. In accordance with the provisions of Article 790 of the Companies Act, this date can be altered by mutual agreement between Nidec and Nidec Copal Electronics if it is deemed necessary to ensure that the Share Exchange proceeds. In such event, Nidec Copal Electronics shall publish the revised effective date no later than the day prior to the original effective date (or the day prior to the revised effective date, if the latter is earlier than the original effective date).

Article 4 Number and Allocation of Shares to Effect the Share Exchange

1.	Nidec shall grant a number of shares of Nidec common stock equivalent to the total number of shares of common stock in Nidec Copal Electronics owned by Nidec Copal Electronics minority shareholders (hereinafter: “Final Shareholders”) registered at the time (hereinafter: “Cut-Off Date”) immediately prior to Nidec’s acquisition via the Share Exchange of all outstanding shares in Nidec Copal Electronics, multiplied by 0.138 (rounding down any fractional amount of less than one share) to the Final Shareholders in exchange for their shares in Nidec Copal Electronics.

2.	To implement the Share Exchange, Nidec shall allocate to every Final Shareholder 0.138 shares of Nidec common stock for every share of common stock in Nidec Copal Electronics owned by the shareholder in question.

3.	Fractional amounts of less than one share of Nidec common stock that are allocated to Final Shareholders through the Share Exchange shall be handled in accordance with the provisions of Article 234 of the Companies Act.

Article 5 Effect on Capital and Reserves

The increases in the capital and reserves of Nidec resulting from the Share Exchange shall be as follows:

(1) Capital stock:	¥0

(2) Legal capital surplus:	Change in shareholders’ equity as stipulated in Article 39 of the Corporate Accounting Regulations

(3) Legal retained earnings:	¥0

Article 6 Approval Procedures

1.	In accordance with the provisions of Article 796 Paragraph 3 of the Companies Act, Nidec shall conduct the Share Exchange without gaining the consent of Nidec shareholders via a resolution of a General Meeting of Shareholders. However, in accordance with the provisions of Article 796 Paragraph 4 of the Companies Act, if the consent of Nidec shareholders is required, Nidec shall put the necessary resolutions regarding approval of the Agreement and the Share Exchange before Nidec shareholders at a General Meeting of Shareholders to be held no later than the day prior to the effective date of the Share Exchange.

2.	Nidec Copal Electronics shall put the necessary resolutions regarding approval of the Agreement and the Share Exchange before Nidec Copal Electronics shareholders at the General Meeting of Shareholders to be held on June 20, 2014. This arrangement can be altered by mutual agreement between Nidec and Nidec Copal Electronics if it is deemed necessary to ensure that the Share Exchange proceeds.

Article 7 Sale of Treasury Stock

As of the Cut-Off Date, Nidec Copal Electronics shall cancel all shares of treasury stock it owns as of the Cut-Off Date (including any treasury shares acquired from dissenting shareholders exercising their appraisal rights in connection with the Share Exchange, as stipulated in Article 785 Paragraph 1 of the Companies Act) by resolution of a meeting of its Board of Directors to be held no later than the day prior to the effective date of the Share Exchange.

Article 8 Management of Corporate Assets

During the period from the date of the Agreement to the day prior to the effective date of the Share Exchange, Nidec and Nidec Copal Electronics shall execute their respective business operations and manage their respective financial assets in good faith, and shall seek to gain prior mutual agreement for any actions with a significant material impact on these financial assets or related rights and obligations.

Article 9 Changes in the Share Exchange and Cancellation of the Agreement

During the period from the date of the Agreement to the day prior to the effective date of the Share Exchange, based on mutual discussion, Nidec or Nidec Copal Electronics may seek to change the terms of or cancel the Agreement if there are any materially adverse changes in the financial assets or business condition of either party, or if any serious deterrent to implementation of the Share Exchange or other circumstances obstructing achievement of the objectives of the Agreement should arise.

Article 10 Validity of the Agreement

The Agreement shall be invalidated if the parties fail to gain the necessary consent for the Share Exchange based on the approval procedures stipulated in Article 6, or otherwise fail to gain the requisite permission, registration or other form of regulatory approval from the responsible authorities.

Article 11 Negotiation of Terms

In accordance with the purposes of the Agreement, any terms required for the Share Exchange other than those already stipulated in the Agreement shall be determined based on negotiations conducted in good faith between the parties.

Two copies of the Agreement shall be prepared, and representatives of both parties shall sign each copy, with each party retaining a single signed copy of the Agreement.

April 22, 2014

Shigenobu Nagamori

Chairman of the Board, President & Chief Executive Officer
Nidec Corporation
338 Kuzetonoshiro-cho, Minami-ku, Kyoto, Japan

Sho Kikuchi

President
Nidec Copal Electronics Corporation
7-5-25, Nishi-Shinjuku, Shinjuku-ku, Tokyo, Japan

3.	Overview of regulations pertaining to all items (except Items 5 and 6) of Article 184 Paragraph 1 of the Ordinance for Enforcement of Companies Act

(1)	Fairness of consideration offered in the Share Exchange

1)	Total number of shares allocated as consideration in the Share Exchange

(i)	Details of Share Allocation in the Share Exchange

Company Name	Nidec Corporation (Parent company)	The Company (Subsidiary to be wholly owned)
Share Exchange Ratio	1	0.138

(Note 1)	Ratio Applied to the Allocation of Shares

For each share of the Company’s common stock, 0.138 shares of Nidec common stock shall be allocated. No Nidec shares shall be allocated in exchange for the 43,399,400 shares of the Company’s common stock currently held by Nidec (as of March 31, 2014).

In the event of a significant change in the factors and assumptions used for calculating the ratio, the above share exchange ratio may be modified upon the agreement between Nidec and the Company.

(Note 2)	Number of Nidec Shares Allocated in the Share Exchange

Nidec expects to allocate 3,160,584 shares (tentative) of its common stock in the Share Exchange. Nidec intends to use shares of its common stock held in treasury, and does not intend to issue any new shares, for the Share Exchange. The Company intends to cancel immediately before the effective time of the Share Exchange (the “Base Time”) all of its treasury shares as of the Base Time (including any treasury shares acquired from dissenting shareholders exercising their appraisal rights in accordance with Article 785 of the Companies Act in connection with the Share Exchange) by resolution at a meeting of its Board of Directors to be held prior to the Share Exchange Effective Date.

The number of Nidec shares allocated in the Share Exchange may be modified as a result of the cancellation of treasury shares by the Company or for other reasons.

(Note 3)	Treatment of Shares Constituting Less Than a Full Trading Unit

The Share Exchange is expected to result in some shareholders holding less than one full trading unit of Nidec shares. (One full trading unit consists of 100 shares.) Based on the Company’s shareholders’ list as of the end of March 2014, approximately 60% of the total shareholders of the Company will be allocated less than one full trading unit of Nidec shares (the ratio is based on the total number of shareholders as of said date). Shareholders holding less than a full trading unit of Nidec shares cannot trade their shares on the financial instruments exchanges. Shareholders who hold less than a full trading unit of Nidec shares may request Nidec to purchase their shares in accordance with Article 192, Paragraph 1, of the Companies Act.

(Note 4)	Treatment of a Fraction of a Share

If any Company shareholder receives a fraction of one Nidec share in the Share Exchange, Nidec intends to pay such shareholder an amount in cash in proportion to the fractional Nidec share in accordance with Article 234 of the Companies Act and other relevant laws and regulations.

(ii)	Basis for details of the allocation of shares in the Share Exchange, etc.

a.	Calculation basis and background

In order to ensure the fairness of the share exchange ratio to be applied in the Share Exchange (hereinafter: “Share Exchange Ratio,”) the Company and Nidec respectively appointed independent third-party advisors to calculate the Share Exchange Ratio. The Company appointed Deloitte Tohmatsu Financial Advisory Co., Ltd. (hereinafter: “Tohmatsu”), and Nidec appointed Ernst & Young Transaction Advisory Services Co., Ltd. (hereinafter: “EY”).

Tohmatsu calculated values of the Company and Nidec using the market price method because both companies are listed on the Tokyo Stock Exchange and market prices are available. Additionally, Tohmatsu used the discounted cash flow (“DCF”) method to reflect future business activities of both companies. In applying the market price method, Tohmatsu used April 21, 2014 as the reference date for the calculation, and referred to the average closing prices during each period of one week, one month, three months and six months before the reference date (for Nidec, the closing prices are from the Tokyo Stock Exchange). In applying the DCF method to Nidec, Tohmatsu evaluated the shares by discounting the cash flow based on Nidec’s financial forecasts for the fiscal years ending March 31, 2015 and March 31, 2016 to the present value at certain rates. The discount rates are from 4.7% to 6.7%. The perpetual growth rate method is applied to calculate the going concern value and the perpetual growth rates are set from -1.0% to 1.0%. The financial forecasts used as the basis of the calculation include a target to achieve significant increase of revenue and profit by mid-term strategic plan in the fiscal year ending March, 2016, mainly caused by efforts in the markets of products with high growth-rates through the conversion of the business portfolio. For the Company, Tohmatsu evaluated the shares by discounting the cash flow based on the Company’ financial forecasts for the fiscal year ending March 31, 2015 to the fiscal year ending March 31, 2017 to the present value at certain rates. The discount rates are from 7.0% to 9.0%. The perpetual growth rate method is applied to calculate the going concern value and the perpetual growth rates are set from -0.1% to 0.1%. The financial forecasts used as the basis of the calculation do not include any fiscal year which expects significant increase or decrease of profits. The financial forecasts of the both companies do not include the consummation of the Share Exchange.

Set forth below are ranges of the share exchange ratio which Tohmatsu calculated based on each method (the number of Nidec common stocks to be allocated in exchange for each common stock of the Company):

Method Used	Range of Share Exchange Ratio
Market price method	0.112–0.124
DCF method	0.121–0.170

In calculating the Share Exchange Ratio, Tohmatsu generally used information provided by both companies, information obtained from management interview, etc. and information publicly available as is under the assumption that all such material and information was accurate and complete and that there is no undisclosed fact that may materially affect the calculation of the Share Exchange Ratio. Tohmatsu did not independently verify the accuracy or completeness of the information. In addition, with regard to assets and liabilities (including contingent liabilities) of both companies and their respective affiliates, Tohmatsu did not conduct an independent evaluation, appraisal or assessment, including any evaluation or analysis of each asset or liability, and did not request any such evaluation or appraisal from any third party. Tohmatsu also assumed that the financial forecasts of both companies were reasonably prepared by the managements of both companies based on their best estimate and judgment available at the time.

Tohmatsu, upon the request from the Company, submitted the written opinion (fairness opinion) dated April 21, 2014 to the Board of Directors of the Company that the Share Exchange Ratio is fair from the financial perspective to the shareholders of Company other than the Company’s controlling shareholders, etc. (as defined as “controlling shareholders and others prescribed by the Enforcement Rules” in Article 441 (2) of the Securities Listing Regulations of the Tokyo Stock Exchange and Article 436 (3) of the Enforcement Rules: hereinafter the same applies) based on assumptions described above and other certain assumptions.

On the other hand, EY calculated values of Nidec and the Company using the market price method, because both companies are listed on the Tokyo Stock Exchange and market prices are available. Additionally, EY used the DCF method to reflect future business activities of both companies to the valuation. In applying the market price method, EY used April 21, 2014 as the reference date for the calculation, and to eliminate such factors as temporary fluctuations of share prices and to reflect the most recent information to the extent possible, the period between the day immediately following announcements of Nidec’s summary of financial statements for the third quarter of the fiscal year ended March 31, 2014 and revisions to its earnings results and the Company’s summary of financial statements for the third quarter of the fiscal year ended March 31, 2014 on January 22, 2014 and the reference date as the applied period. EY set the calculation range based on the average closing prices during the applied period. In applying the DCF method to Nidec, EY evaluated the shares by discounting the cash flow based on Nidec’s financial forecasts for the fiscal years ending March 31, 2015 and March 31, 2016 to the present value at certain rates. The discount rates are from 4.6% to 6.2%. The perpetual growth rate method is applied to calculate the going concern value and the perpetual growth rate is 0.6% based on the interest rate of new ten-year Japanese government bonds. The financial forecasts used as the basis of the calculation include a target to achieve significant increase of revenue and profit by mid-term strategic plan in the fiscal year ending March, 2016, mainly caused by efforts in the markets of products with high growth-rates through the conversion of the business portfolio. With respect to the Company, EY evaluated the shares by discounting the cash flow based on the Company’s financial forecasts for the fiscal year ending March 31, 2015 to the fiscal year ending March 31, 2017 to the present value at certain rates. The discount rates are from 6.6% to 8.3%. The perpetual growth rate method is applied to calculate the going concern value and the perpetual growth rate is set as 0.6% based on the interest rate of new ten-year Japanese government bonds. The financial forecasts used as the basis of the calculation do not include any fiscal year which expects significant increase or decrease of profits. The financial forecasts of both companies do not include the consummation of the Share Exchange.

Set forth below are ranges of the share exchange ratio which EY calculated based on each method (the number of Nidec common stocks to be allocated in exchange for each common stock of the Company):

Method Used	Range of Share Exchange Ratio
Market price method	0.100–0.155
DCF method	0.102–0.181

In calculating the Share Exchange Ratio, EY generally used information provided by both companies, information obtained from management interview, etc. and information publicly available as is under the assumption that all such material and information was accurate and complete and that there is no undisclosed fact that may materially affect the calculation of the Share Exchange Ratio. EY did not independently verify the accuracy or completeness of the information. In addition, with regard to assets and liabilities (including contingent liabilities) of both companies and their respective affiliates, EY did not conduct an independent evaluation, appraisal or assessment, including any evaluation or analysis of each asset or liability, and did not request any such evaluation or appraisal from any third party. EY also assumed that the financial forecasts of both companies were reasonably prepared by the managements of both companies based on their best estimate and judgment available at the time.

Based on the results of the calculation by the third-party advisers, the Company and Nidec carefully discussed and negotiated, taking into account their respective financial status, performance trends, stock price trends and other factors as a whole, whereby the both companies decided that the Share Exchange Ratio is reasonable to respective shareholders. Accordingly, both companies concluded the Share Exchange Agreement in accordance with the corresponding resolutions at the respective meetings of Boards of Directors held on April 22, 2014.

b.	Relationship with the third parties

Both EY and Tohmatsu are independent from the Company and Nidec. Neither EY nor Tohmatsu is a related party of either the Company or Nidec or has any material interest in the Share Exchange that needs to be described.

2)	Effect on Nidec’s capital and reserves

The increases in capital and reserves that Nidec would be required to record as a result of the Share Exchange are described below.

Capital stock:	¥0

Legal capital surplus:	Change in shareholders’ equity as stipulated in Article 39 of the Corporate Accounting Regulations

Legal retained earnings:	¥0

The above is deemed reasonable from the perspective of realizing a flexible capital policy, because the outcomes are in accordance with the Corporate Accounting Regulations and fair accounting standards.

3)	Rationale for using Nidec common stock as the consideration for the Share Exchange

The Company and Nidec have both chosen to use the common stock of the wholly owning parent company Nidec as the consideration offered in the Share Exchange. Both parties consider this appropriate for the reasons detailed below.

(i)	Nidec shares can be used for the Share Exchange because they are listed on the Tokyo Stock Exchange and the New York Stock Exchange.

(ii)	By receiving Nidec shares in the Share Exchange, shareholders of Nidec Copal can expect to benefit directly from the increased efficiency and profits to be realized from the integration.

4)	Safeguards to protect the interests of Company’s minority shareholders

(i)	Measures to Ensure Fairness

Because Nidec currently holds 65.46% of the total outstanding shares of the Company’s stock (excluding the treasury shares), Nidec and the Company determined that measures should be taken to ensure the fairness of the Share Exchange.

Accordingly, in order to ensure the fairness of the share exchange ratio to be applied in the Share Exchange, Nidec requested a third-party adviser, EY, to calculate the ratio. Nidec also negotiated and discussed with the Company in good faith, carefully considering the above calculations, and determined by resolution at a meeting of its Board of Directors held on April 22, 2014 to enter into the Share Exchange based on the Share Exchange Ratio.

While Nidec received a calculation report regarding the Share Exchange Ratio, Nidec did not obtain a written opinion (fairness opinion) stating that the Share Exchange Ratio was fair to Nidec from the financial perspective.

In order to ensure the fairness of the Share Exchange Ratio for the Share Exchange, the Company requested a third-party adviser, Tohmatsu, to calculate the Share Exchange Ratio. The Company also negotiated and discussed with Nidec in good faith, carefully considering the above calculations, and determined by resolution at a meeting of its Board of Directors held on April 22, 2014 to enter into the Share Exchange based on the Share Exchange Ratio.

In addition, as an opinion that the Share Exchange Ratio is not disadvantageous to minority shareholders, the board of directors of the Company received the written opinion (fairness opinion) dated April 21, 2014 from Tohmatsu that the Share Exchange Ratio is fair from the financial perspective to the shareholders of the Company other than the Company’s controlling shareholders, etc. under certain assumptions and qualifications.

Moreover, Nidec engaged Oh-Ebashi LPC & Partners and the Company engaged Nagashima Ohno & Tsunematsu as their respective legal advisers, and received legal advices regarding the handling of and procedures of resolutions of Board of Directors, including procedures for conducting the Share Exchange.

(ii)	Measures to Avoid Conflicts of Interest

Mr. Shigenobu Nagamori, Chairman of the Board, President and Chief Executive Officer of Nidec Corporation, Mr. Akira Sato, Board Member and Executive Vice President of Nidec Corporation, and Mr. Yoshihisa Kitao, Vice President of Nidec Corporation, concurrently serve as members of the Company’s Members of the Board. In addition, Mr. Tetsuo Inoue, Full-time Outside Audit & Supervisory Board Member at Nidec Corporation serves as a Corporate Auditor of the Company. In light of all the above persons holding concurrent positions, to avoid conflicts of interest, none of Messrs. Shigenobu Nagamori and Akira Sato participated in the discussions or resolutions concerning the Share Exchange by Boards of Directors of Nidec Corporation. Messrs. Shigenobu Nagamori, Akira Sato and Yoshihisa Kitao did not participate in the discussions or resolutions concerning the Share Exchange by the Boards of Directors of the Company or in the negotiations or discussions with Nidec Corporation as officers from the Company. Similarly, Mr. Tetsuo Inoue did not participate in the discussions concerning the Share Exchange by Nidec Corporation’s Board of Directors or did not express any opinion. Mr. Tetsuo Inoue did not participate in the discussions concerning the Share Exchange by the Company’s Board of Directors or did not express any opinion.

Moreover, Mr. Kazuhide Akashi, Outside Corporate Auditor, who is the independent officer as provided in the rules of the Tokyo Stock Exchange and does not have any interest in Nidec Corporation has expressed no objection against the execution of the Share Exchange Agreement in a meeting of the Company’s Board of Directors.

(2)	Reference information related to the Share Exchange Ratio

1)	Provisions of the Articles of Incorporation of Nidec

In accordance with Japanese regulations and Article 14 of the Company’s Articles of Incorporation, the Articles of Incorporation of Nidec have been published on the Company’s Website.

URL:                         http://www.nidec-copal-electronics.com

2)	Share exchange method

(i)	Markets trading the shares offered as consideration in the Share Exchange

Tokyo Stock Exchange, First Section

New York Stock Exchange

(ii)	Parties offering brokerage, mediation or agency services for shares offered as consideration in the Share Exchange

All securities houses

(iii)	Limitations on transfer or sale of shares offered as consideration in the Share Exchange

Not applicable

3)	Market price of shares offered as consideration in exchange

The closing prices of Nidec shares at the Tokyo Stock Exchange that are being offered as consideration in the Share Exchange one, three and six months before the day prior to the date of the Share Exchange Agreement are as follows. Please note that, as of April 1, 2014, Nidec executed a 1:2 stock split of common shares held by shareholders included or recorded in the final register of shareholders as of the record date of March 31, 2014. Accordingly, the following closing prices are calculated assuming that this stock split was executed on the first day of the respective periods.

1 month	3 months	6 months
¥6,015	¥6,004	¥5,440

Further detailed information can be found the following Website:

URL:                 http://www.tse.or.jp/

4)	Nidec balance sheets for previous five fiscal years

This information has been omitted from this document because Nidec has made all of the relevant statutory securities filings.

(3)	Effect of stock option plans on the Share Exchange

Not applicable

(4)	Matters related to the financial statements

1)	Financial statements for Nidec in the previous fiscal year

In accordance with Japanese regulations and Article 14 of the Company’s Articles of Incorporation, the financial statements for Nidec in the most recent fiscal year have been published on the Company’s Website.

URL:                 http://www.nidec-copal-electronics.com

2)	Significant changes in the financial positions of the parties to the Share Exchange during the current fiscal year

(i)	The Company

Not applicable

(ii)	Nidec Corporation

(a)	Stock split

Nidec Corporation

Based on the resolution of the meeting of the Board of Directors of Nidec Corporation held on March 8, 2014, Nidec Corporation executed a 1:2 stock split of common shares as of April 1, 2014.

(i) Purpose	Through this stock split Nidec aims at enhancing the liquidity of Nidec common stock and expanding its investor base by reducing the trading price per share of Nidec common stock.

(ii) Method of the stock split	Each of the shares of Nidec common stock held by shareholders included or recorded in the final register of shareholders as of the record date of March 31, 2014 was split into two shares.

(iii) Increase in number of shares in connection with the stock split	Total issued shares prior to stock split:	145,075,080 shares
	Increase in shares in connection with stock split:	145,075,080 shares
	Total issued shares following stock split:	290,150,160 shares
	Total number of shares authorized to be issued following stock split:	960,000,000 shares

(iv) Impact on per share information	Net assets per share:	¥836.70
	Net income per share:	¥19.07

(Note)	Net assets per share and net income per share are calculated assuming that the stock split was implemented at the beginning of the fiscal year ended March 31, 2014.

(b)	Share Exchange Agreement with Nidec-Read Corporation

On April 22, 2014, Nidec Corporation and Nidec-Read Corporation (“Nidec-Read”) decided, at their respective board meetings, to enter into a share exchange transaction (the “Share Exchange”) to make Nidec-Read a wholly owned subsidiary of Nidec Corporation, and the two companies entered into a share exchange agreement (the “Share Exchange Agreement”) on the same day.

(i) Purpose of the Share Exchange	To further strengthen the alliance with Nidec Corporation and achieve effective group management based on prompt decision-making, and to enhance sharing of management resources and improve the investment efficiencies of both companies with the aim of achieving further expansion of the Nidec Group’s business.

(ii) Method and schedule of the Share Exchange	As a result of the Share Exchange, Nidec Corporation is expected to become the parent company owning all of the outstanding shares in Nidec-Read, and Nidec-Read is expected to become a wholly owned subsidiary of Nidec Corporation. The Share Exchange is expected to become effective on October 1, 2014, subject to approval by Nidec-Read’s shareholders at an ordinary general meeting scheduled to be held on June 17, 2014. Nidec Corporation intends to use a simplified share exchange procedure in accordance with Article 796, Paragraph 3, of the Companies Act, without obtaining the approval of its shareholders for the Share Exchange.

(iii) Share allocation ratio	For each share of Nidec-Read common stock, 0.243 shares of Nidec Corporation’s common stock will be allocated. In the event of a significant change to the factors and assumptions used for calculating the ratio, the above share exchange ratio may be modified upon the agreement of Nidec Corporation and Nidec-Read.

(iv) Nidec Corporation’s stocks to be allocated as a result of the Share Exchange	Nidec Corporation expects to allocate 1,421,513 shares of its common stock in the Share Exchange. Nidec Corporation intends to use shares of its common stock held in treasury, and does not intend to issue any new shares, for the Share Exchange.

Proposal 2: Appointment of eight Directors of the Company

The purpose of this proposal is to elect the following eight candidates as members of the Company’s Board of Directors, as the terms of all of the current seven members of the Board of Directors expire at the end of this General Meeting of Shareholders.

Number of the
Candidate	Name	Biography, positions held in the Company and duties		Company’s shares
number	(Date of birth)	(important concurrent positions held in Group companies)		owned
		Jul. 1973	Founded Nidec Corporation
Representative Director and Chairman, President, and Chief Executive Officer (current position)
		Jun. 1998	Member of the Board and Chairman, Nidec Copal
Electronics Corporation
		Jun. 2001	Representative Director and Corporate Advisor,
Nidec Copal Electronics Corporation
		Sep. 2002	Representative Director and Chairman, Nidec Copal
Electronics Corporation
		Sep. 2004	Resigned as Representative Director and Chairman,
Nidec Copal Electronics Corporation
		Sep. 2004	Member of the Board and Chairman, Nidec Copal
Electronics Corporation (current position)

[Important concurrent positions held in Group companies]
Member of the Board and Chairman, Nidec Sankyo Corporation
Member of the Board and Chairman, Nidec-Shimpo Corporation
Member of the Board and Chairman, Nidec-Read Corporation

[Positions and duties in the parent company or its subsidiaries in the past five years]
Sankyo Seiki Mfg. Co., Ltd. (currently Nidec Sankyo Corporation)
		Jun. 2009:	Resigned as Representative Director and Chairman
1	Shigenobu Nagamori (August 28, 1944)	Jun. 2009:	Member of the Board and Chairman (current position)	2,048,000
NISSHIN KOKI Co., Ltd. (the name was changed to NIDEC
NISSIN CORPORATION as of Oct. 1, 2005; NIDEC NISSIN
CORPORATION was merged with Nidec Sankyo Corporation as of Sep. 30, 2012)
		Sep. 2012:	Resigned as Representative Director and Chairman

Nidec Copal Corporation
		Jun. 2013:	Resigned as Member of the Board and Chairman

Nidec Tosok Corporation
		Jun. 2013:	Resigned as Member of the Board and Chairman

Nidec-Read Corporation
		Mar. 1997:	Member of the Board and Chairman (current position)

Nidec Techno Motor Holdings Corporation (currently Nidec Techno Motor Corporation)
		Sep. 2009:	Member of the Board
		Mar. 2012:	Resigned as Member of the Board

Nidec Shibaura Corp. (Nidec Shibaura Corp. was merged with
Nidec Techno Motor Holdings Corporation (currently Nidec
Techno Motor Corporation) as of Apr. 1, 2011)
		Sep. 2009:	Resigned as Member of the Board

Number of the
Candidate	Name	Biography, positions held in the Company and duties		Company’s shares
number	(Date of birth)	(important concurrent positions held in Group companies)		owned
Nidec Power Motor Corp. (Nidec Power Motor Corp. was merged with Nidec Techno Motor Holdings Corporation (currently Nidec Techno Motor Corporation) as of Mar. 21, 2011)
		Sep. 2009:	Resigned as Member of the Board

Nidec-Shimpo Corporation
		Jun. 2013:	Member of the Board and Chairman (current position)

NIDEC-KYORI CORPORATION (NIDEC-KYORI
CORPORATION was merged with Nidec-Shimpo Corporation as of Apr. 1, 2012)
		Apr. 2011:	Member of the Board and Chairman
		Jul. 2011:	Resigned as Member of the Board and Chairman
		Jul. 2011:	Member of the Board
		Mar. 2012:	Resigned as Member of the Board

JAPAN SERVO CO., LTD. (currently NIDEC SERVO CORPORATION)
		Mar. 2012:	Resigned as Member of the Board and Chairman
		Apr. 2012:	Member of the Board
		Jun. 2013:	Resigned as Member of the Board

Nidec Motors & Actuators
		Dec. 2006:	Member of the Board
		Jun. 2013:	Resigned as Member of the Board

1	Shigenobu Nagamori (August 28, 1944)	Sankyo Ryutsu Kogyo Co. Ltd. (currently Nidec Logistics Corporation)		2,048,000
		Jun. 2009:	Resigned as Representative Director and Chairman

Nidec Seimitsu Corporation
		Jul. 2011:	Representative Director and Chairman
		Feb. 2012:	Resigned as Representative Director and Chairman
		Feb. 2012:	Member of the Board
		Jun. 2013:	Resigned as Member of the Board

Nidec Machinery Corporation
		Oct. 2009:	Resigned as Representative Director and Chairman

NIDEC MOTOR HOLDINGS CORPORATION
		Oct. 2010:	Representative Director and Chairman
		Jun. 2013:	Resigned as Representative Director and Chairman

Nidec Motor Corporation
		Aug. 2010:	Member of the Board and Chairman
		Jun. 2013:	Resigned as Member of the Board and Chairman

Nidec US Holdings Corporation
		Sep. 2012:	Member of the Board and Chairman
		Jun. 2013:	Resigned as Member of the Board and Chairman

Candidate number	Name (Date of birth)	Biography, positions held in the Company and duties (important concurrent positions held in Group companies)		Number of the Company’s shares owned
		Apr. 1982:	Joined Nidec Copal Electronics Corporation
		Apr. 2006:	General Manager, Circuit Component Business
Division, Electric Device Business Unit, Nidec
Copal Electronics Corporation
		Jun. 2006:	Member of the Board, Nidec Copal Electronics Corporation
		Jun. 2008:	Member of the Board and Vice President, Nidec Copal Electronics Corporation
		Apr. 2010:	Member of the Board and Senior Vice President, Nidec Copal Electronics Corporation
		Apr. 2011:	Member of the Board and First Senior Vice President, Nidec Copal Electronics Corporation
2	Sho Kikuchi (June 2, 1958)	Apr. 2012:	Representative Director and President, Nidec Copal Electronics Corporation (current position)	60,092

[Important concurrent positions held in Group companies]
Member of the Board and Chairman, HANGZHOU KEMING
ELECTRONICS CO., LTD.
Member of the Board and Chairman, NIDEC COPAL
ELECTRONICS (SHANGHAI) CO., LTD.
Member of the Board and Chairman, NIDEC COPAL
ELECTRONICS (TAIWAN) CO., LTD.
President and Representative Director, NIDEC COPAL
ELECTRONICS KOREA CORP.
Representative Director and Chairman, GLOBA SALES CO., LTD.

		Apr. 1979:	Joined Nidec Copal Electronics Corporation
		Aug. 2000:	General Manager, Scanner Business Division and Development and Design Division
3	Akiyoshi Takahashi	Jun. 2001:	Member of the Board, Nidec Copal Electronics Corporation	57,078
	(March 12, 1954)	Jun. 2004:	Managing Director, Nidec Copal Electronics Corporation
		Jun. 2008:	Member of the Board and Senior Vice President,
Nidec Copal Electronics Corporation (current position)

		Jun. 1984:	Joined Nidec Copal Electronics Corporation
		Apr. 2006:	General Manager, Corporate Planning Office,
Nidec Copal Electronics Corporation
4	Masato Ono	Jun. 2008:	Vice President, Nidec Copal Electronics Corporation	15,766
	(April 2, 1957)	Jun. 2010:	Member of the Board and Vice President, Nidec Copal Electronics Corporation
		Jun. 2013:	Member of the Board and Senior Vice President,
Nidec Copal Electronics Corporation (current position)

Candidate number	Name (Date of birth)	Biography, positions held in the Company and duties (important concurrent positions held in Group companies)		Number of the Company’s shares owned
		Aug. 1979:	Joined SAN-AI INDUSTRIES, INC.
		Dec. 1981:	Joined Nidec Copal Electronics Corporation
		Apr. 2004:	Chief Executive Officer, NIDEC COPAL
ELECTRONICS (ZHEJIANG) CO., LTD.
Deputy General Manager, Actuator Business Division
5	Hideo Morita (August 16, 1955)	Jun. 2004:	Member of the Board, Nidec Copal Electronics Corporation	47,831
		Jun. 2008:	Member of the Board and Vice President, Nidec Copal Electronics Corporation (current position)

[Important concurrent positions held in Group companies]
Member of the Board and Chairman, NIDEC COPAL
ELECTRONICS (ZHEJIANG) CO., LTD.

		Apr. 1983	Joined Seiko Epson Corporation
		Nov. 2010	Joined Nidec Copal Electronics Corporation
*6	Takashi Suzuki	Apr. 2011	General Manager, R&D Center, Nidec Copal
	(July 24, 1958)		Electronics Corporation (current position)	17,387
		Jun. 2011	Vice President, Nidec Copal Electronics Corporation (current position)

Candidate number	Name (Date of birth)	Biography, positions held in the Company and duties (important concurrent positions held in Group companies)		Number of the Company’s shares owned
		Apr. 1977:	Joined Nissan Motor Co., Ltd.
		Apr. 2002:	Executive Officer, Nissan Motor Co., Ltd.
		Jan. 2012:	Joined Nidec Corporation
		Jan. 2012:	Senior Managing Executive Officer, Nidec Corporation
		Jun. 2012:	Board Member and First Senior Vice President, Nidec Corporation
		Jun. 2012:	Member of the Board, Nidec Copal Electronics Corporation (current position)
		Apr. 2013:	Board Member and Executive Vice President, Nidec Corporation (current position)

[Important concurrent positions held in Group companies]
Representative Director and Chairman, Nidec Copal
Corporation

[Positions and duties in the parent company or its subsidiaries in the past five years]
Nidec Techno Motor Corporation
		Apr. 2012:	Corporate Auditor
		Jun. 2013:	Resigned as Corporate Auditor
		Jun. 2013:	Director (current position)

7	Akira Sato	Nidec Sankyo Corporation		–
	(November 2, 1954)	Jun. 2012:	Director (current position)

Nidec Copal Corporation
		Jun. 2012:	Director
		Apr. 2014:	Chairman (current position)

Nidec Tosok Corporation
		Jun. 2012:	Director (current position)

Nidec Seimitsu Corporation
		Jun. 2012:	Director (current position)

Nidec-Read Corporation
		Jun. 2012:	Corporate Auditor
		Jun. 2013:	Resigned as Corporate Auditor
		Jun. 2013:	Director (current position)

Nidec-Shimpo Corporation
		Jun. 2012:	Corporate Auditor
		Jun. 2013:	Resigned as Corporate Auditor
		Jun. 2013:	Director (current position)

NIDEC SERVO CORPORATION
		Jun. 2013:	Director (current position)

Candidate number	Name (Date of birth)	Biography, positions held in the Company and duties (important concurrent positions held in Group companies)		Number of the Company’s shares owned
		Apr. 1982:	Joined The Sumitomo Bank, Limited (currently Sumitomo Mitsui Banking Corporation)
		Apr. 2012:	Joined Nidec Corporation
		Jul. 2012:	Affiliated Company Management Department Manager (current position)
		Apr. 2013:	Vice President (current position)
		Jun. 2013:	Member of the Board, Nidec Copal Electronics Corporation (current position)

[Positions and duties in the parent company or its subsidiaries in the past five years]
Nidec Techno Motor Corporation
		Dec. 2012:	Corporate Auditor
		Jun. 2013:	Resigned as Corporate Auditor
		Jun. 2013:	Board Member (current position)

Nidec Sankyo Corporation
		Jun. 2013:	Board Member (current position)

Nidec Tosok Corporation
		Jun. 2013:	Board Member (current position)

	Yoshihisa Kitao	Nidec-Shimpo Corporation
8	(March14,1960)	Jun. 2013:	Board Member (current position)	–

Nidec-Read Corporation
		Jun. 2013:	Board Member (current position)

NIDEC ELESYS CORPORATION
		Mar. 2014:	Auditor (current position)

NIDEC SERVO CORPORATION
		Jun. 2013:	Director (current position)

Nidec Seimitsu Corporation
		Jun. 2013:	Board Member (current position)

Nidec Copal Corporation
		Jun. 2013:	Board Member (current position)

Nidec Logistics Corporation
		Jun. 2013:	Board Member (current position)

Nidec Machinery Corporation
		Jun. 2013:	Board Member (current position)

Nidec Global Service Corporation
		Jun. 2013:	Board Member (current position)

(Notes)	1.

Mr. Shigenobu Nagamori, candidate to the Member of the Board, concurrently serves as Chairman of the Board of Nidec Corporation. The Company has a business relationship with Nidec Corporation through sales of products and others.

2.	Mr. Sho Kikuchi, candidate to the Member of the Board, concurrently serves as a Representative Director of GLOBA SALES CO., LTD. The Company has a business relationship with GLOBA SALES CO., LTD. through sales of products and others.

3.	No particular confict of interests exists between any of the other candidates to the Member of the Board and the Company.

4.	The information on the candidates for Outside Members of the Board as stipulated in Article 74 (4) of the Enforcement Regulation of the Companies Act is as follows:

1)	Mr. Akira Sato and Mr. Yoshihisa Kitao are candidates for Outside Members of the Board.

2)

We are proposing Mr. Akira Sato to be selected as an Outside Member of the Board with the expectation that his extensive experience both in business and as a member of the Board of the parent company Nidec

Corporation will contribute to the enhancement of the Company’s managment. As a Board Member and Executive Vice President, Mr. Akira Sato concurrently serves at Nidec Corporation, which is a parent company and falls under the category of a business concern with a specific relationship with the Company. Mr. Akira Sato’s term of office as an Outside Member of the Board will be two years at the conclusion of this Annual General Meeting of Shareholders.

3)	We are proposing Mr. Yoshihisa Kitao to be selected as an Outside Member of the Board with the expectation that his extensive experience both in business and as a Vice President of the parent company Nidec Corporation will contributes to the enhancement of the Company’s managment. As a Vice President, Mr. Yoshihisa Kitao concurrently serves at Nidec Corporation, which is a parent company and falls under the category of a business concern with a specific relationship with the Company. Mr. Yoshihisa Kitao’s term of office as an Outside Member of the Board will be one year at the conclusion of this Annual General Meeting of Shareholders.

5.	The number of the Company’s shares owned includes shares of stock in officers shareholding assosiation as of March 31, 2014.

6.	A person marked with * means a new candidate.

Proposal 3: Appointment of one Corporate Auditor

The purpose of this proposal is to elect one Corporate Auditor, as the term of office of Mr. Kazuhide Akashi, the current Corporate Auditor, will expire at the conclusion of this Meeting.

Consent of the Board of Corporate Auditors concerning this Proposal has been granted in advance.

The candidate for Corporate Auditor is as follows:

Name (Date of birth)	Biography, positions held in the Company (important positions held in Group companies)		Number of the Company’s shares owned
	Apr. 1983:	Registered as an attorney at law
	May 1986:	Established Kazuhide Akashi Law Office
	Aug. 1999:	Registered as certified public tax accountant
Kazuhide Akashi	Mar. 2007:	Attorney, Hayabusa Asuka Law Offices
(October 8, 1949)	Jun. 2010:	Corporate Auditor, Nidec Copal Electronics Corporation (current position)	—

[Important concurrent positions held in Group companies]
Director, Kyodo Public Relations Co., Ltd.

(Notes)	1.	No particular conflict of interests exists between the candidate for Corporate Auditor and the Company.

2.	The information on candidate for Outside Coporate Auditors as stipulated in Article 76 (4) of the Enforcement Regulation of the Companies Act is as follows:

1)	Mr. Kazuhide Akashi is a candidate for Outside Coporate Auditor.

2)	We are proposing Mr. Kazuhide Akashi to be selected as an Outside Corporate Auditor of the Company based on his experience and expertise as an attorney and a tax accountant that are expected to contribute to the auditing system of the Company. Therefore, the candidate is deemed appropriate to carry out the duties of an Outside Corporate Auditor. Mr. Akashi’s term of office as an Outside Corporate Auditor will be four years at the conclusion of this Annual General Meeting of Shareholders.

3)	In line with the provisions of Section 427 (1) of the Companies Act, the Company has concluded an agreement with Mr. Akashi limiting his legal liability for statutory compensation under Section 423(1) of the Companies Act. The limits on compensation under this agreement are as statutorily prescribed. The Company plans to extend this limited liability agreement with Mr. Akashi if he is re-elected to his position as Corporate Auditor.